     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1997
                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                            Ralston Purina Company
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
               MISSOURI                              43-0470580
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                              CHECKERBOARD SQUARE
                           ST. LOUIS, MISSOURI 63164
                              TEL. (314) 982-1000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
               J. M. NEVILLE, VICE PRESIDENT AND GENERAL COUNSEL
                            RALSTON PURINA COMPANY
                              CHECKERBOARD SQUARE
                           ST. LOUIS, MISSOURI 63164
                              TEL. (314) 982-1266
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined in light of market conditions.

                               ----------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE
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
                                        PROPOSED       PROPOSED
                           AMOUNT       MAXIMUM        MAXIMUM      AMOUNT OF
  TITLE OF SECURITIES      TO BE     OFFERING PRICE   AGGREGATE    REGISTRATION
   BEING REGISTERED      REGISTERED     PER UNIT    OFFERING PRICE     FEE
-------------------------------------------------------------------------------
Debt Securities and
 Warrants to Purchase
 Debt Securities......  $400,000,000      100%       $400,000,000       *

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* This Registration Statement relates solely to offers and sales of Debt
  Securities and Warrants to Purchase Debt Securities previously registered under Registration Statement No. 333-2069. $400,000,000 in Aggregate Offering Price of Debt Securities and Warrants to Purchase Debt Securities registered under that Registration Statement remain unsold and such amount is being carried forward for offer and sale under this Registration Statement.

                               ----------------
  PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS HEREIN IS A COMBINED PROSPECTUS AND ALSO RELATES TO REGISTRATION STATEMENT NO. 333-2069 PREVIOUSLY FILED WITH THE COMMISSION ON FORM S-3 AND EFFECTIVE APRIL 21, 1996.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains a Prospectus and a Prospectus Supplement. The Prospectus Supplement, at the time this Registration Statement is declared effective, will only omit information allowed by Rule 430A of the Securities Act of 1933.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION DATED MAY 29, 1997
            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE   , 1997

                                 ,000,000 SAILSSM
                             Ralston Purina Company
                          % Exchangeable Notes Due 2000
            Stock Appreciation Income Linked SecuritiesSM (SAILSSM)

                                   --------

The principal amount of each of the   % Exchangeable Notes Due    , 2000 (each,
a  "SAILS"), of  Ralston Purina  Company, a  Missouri corporation  ("Ralston"),
 being offered hereby will be  $    (the last sale  price of the common  stock,
 par value $.01 per share (the "IBC Common Stock"), of Interstate Bakeries Corporation, a Delaware corporation ("IBC"), on June , 1997, as reported on the New York Stock Exchange Composite Tape) (the "Initial Price"). The SAILS
  will mature on    ,  2000. Interest on the SAILS, at the  rate of  % of the
  principal amount per annum, is  payable quarterly on    ,     ,    ,     of
   each year, beginning    , 1997. The SAILS are not subject to redemption or
   any sinking fund prior to maturity.

At maturity (including as a result of acceleration or otherwise), the principal amount of each SAILS will be mandatorily exchanged by Ralston into a number of shares of IBC Common Stock (or, at Ralston's option, the cash equivalent and/or such other consideration as permitted or required by the terms of the
 SAILS) at the Exchange Rate (as defined herein). The Exchange Rate is equal to, subject to certain adjustments, (a) if the Maturity Market Price (as defined below) is greater than or equal to the Threshold Appreciation Price
 of $   , .    of  a share of IBC Common Stock per SAILS,  (b) if the Maturity
 Market  Price is less than  the Threshold Appreciation  Price of $    but  is
  greater than the Initial Price, a fraction of a share of IBC Common Stock per SAILS having a value (determined using the Maturity Market Price) equal to the Initial Price and (c) if the Maturity Market Price is less than or equal to the Initial Price, one share of IBC Common Stock per SAILS. The "Maturity Market Price" means the average Closing Price (as defined herein) per share of IBC Common Stock for the 20 Trading Days (as defined herein) immediately prior to maturity, except as otherwise described herein. Accordingly, the value of the IBC Common Stock to be received by holders of the SAILS (or, at Ralston's option, the cash equivalent and/or such other consideration as permitted or required by the terms of the SAILS) at maturity will not necessarily equal the principal amount thereof.

      The SAILS will be general  unsecured obligations of Ralston  ranking pari passu with all of  its other general unsecured  and
                  unsubordinated indebtedness.  IBC will  have
                        no obligations  with respect  to
                              the    SAILS.    See
                                    "Description
                                          of
                                          the
                                          SAILS."

       FOR A DISCUSSION OF CERTAIN  FACTORS THAT SHOULD BE CONSIDERED  IN
              CONNECTION WITH  AN  INVESTMENT IN  THE  SAILS,  SEE
                     "RISK  FACTORS   RELATING  TO   SAILS"
                            BEGINNING ON PAGE S-4.

  Attached hereto is a prospectus of IBC relating to the shares of IBC Common
    Stock that may be received by holders of the SAILS at maturity. The IBC
      Common Stock  is  listed on  the New  York Stock  Exchange ("NYSE")
        under the symbol "IBC." Application will be made for listing of the SAILS on the NYSE.

           For a discussion of  certain United States federal income
                       tax consequences  for  holders of
                                  SAILS,  see
                                              "Certain
                                                          United
                                                          States
                                                          Federal
                                                          Income
                                                          Tax
                                                          Considerations."
 "Stock Appreciation Income Linked Securities" and "SAILS" are service marks of
                        Credit Suisse First Boston, Inc.


 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED UPON THE ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS SUPPLEMENT OR
     THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY IS A
      CRIMINAL OFFENSE.

                                                     Underwriting
                                           Price to  Discounts And  Proceeds to
                                           Public(1)  Commissions  Ralston(1)(2)
                                           --------- ------------- -------------
Per SAILS.................................   $           $             $
Total(3)..................................   $           $             $

(1) Plus accrued interest from the issue date.
(2) Before deducting expenses payable by Ralston, estimated to be $   .
(3) Ralston has granted to the Underwriters an option, exercisable by Credit Suisse First Boston Corporation for 30 days from the date of this
    prospectus supplement, to purchase a maximum of     additional SAILS to
    cover over-allotments of SAILS. If the option is exercised in full, the
    total Price to Public will be $    , Underwriting Discounts and Commissions
    will be $    and Proceeds to Ralston will be $    . See "Underwriting."

  The SAILS are offered by the several Underwriters when, as and if issued by Ralston, delivered to and accepted by, the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the SAILS in book-entry form will be made through the facilities of The Depository
Trust Company on or about     , 1997, against payment in immediately available
funds.

Credit Suisse First Boston
         Bear, Stearns & Co. Inc.
                     J.P. Morgan & Co.
                                Lehman Brothers
                                                            Salomon Brothers Inc
                   Prospectus Supplement dated June  , 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SAILS OR IBC COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  THE OFFERING

Securities Offered..........     ,000,000 SAILS-- % Exchangeable Notes Due
                               , 2000 of Ralston.

Price to Public.............  $   .    per SAILS (the last sales price per
                              share of the IBC Common Stock on       , 1997).

Interest....................   % per annum, payable quarterly on each    ,    ,
                                 , and     of each year, beginning        ,
                              1997.

Mandatory Exchange..........  On       , 2000 (including as a result of
                              acceleration or otherwise, "Maturity") the
                              principal amount of each SAILS will be
                              mandatorily exchanged by Ralston into a number of
                              shares of IBC Common Stock (or, at Ralston's
                              option, the cash equivalent and/or such other
                              consideration as permitted or required by the
                              terms of the SAILS) at an Exchange Rate equal to
                              (a) if the Maturity Market Price is greater than
                              or equal to the Threshold Appreciation Price
                              ($   ), .     of a share of IBC Common Stock per
                              SAILS, (b) if the Maturity Market Price is less
                              than the Threshold Appreciation Price of $    but
                              is greater than the Initial Price, a fraction of a share of IBC Common Stock per SAILS, determined by dividing the Initial Price by the Maturity
                              Market Price, that would have a value (determined using the Maturity Market Price) equal to the Initial Price and (c) if the Maturity Market
                              Price is less than or equal to the Initial Price, one share of IBC Common Stock per SAILS, subject in each case to adjustment in certain events.

Enhanced Yield; Less Equity
 Appreciation...............  Holders of SAILS will be entitled to receive quarterly payments of interest at the rate of % of the principal amount of the SAILS per annum. IBC currently pays cash dividends at the rate of $0.54 per share per annum (equivalent to % of the Initial Price). The opportunity for equity appreciation afforded by an investment in the SAILS prior to Maturity is less than that afforded by an investment in IBC Common Stock. Holders of the SAILS will realize no equity appreciation if at Maturity the Maturity Market Price is less than the Threshold Appreciation
                              Price (which has been set at $   or  % above the
                              Initial Price), and will realize only % of the appreciation for the period prior to Maturity if at Maturity the Maturity Market Price is above the Threshold Appreciation Price. Holders of the SAILS will realize the entire decline in equity value for that period if at Maturity the Maturity Market Price is below the Initial Price.

Not Redeemable..............  The SAILS are not redeemable prior to Maturity.

Ranking.....................  The SAILS will be general unsecured obligations of Ralston ranking pari passu with all of its other general unsecured and unsubordinated indebtedness. See "Capitalization." IBC will have no obligations with respect to the SAILS.

Listing.....................  Application will be made for listing of the SAILS on the NYSE.

                        RISK FACTORS RELATING TO SAILS

  As described in more detail below, the trading price of the SAILS may vary considerably prior to Maturity, due to, among other things, fluctuations in the market price of IBC Common Stock and other events that are difficult to predict and beyond Ralston's control.

COMPARISON TO OTHER DEBT SECURITIES; RELATIONSHIP TO IBC COMMON STOCK

  The terms of the SAILS differ from those of ordinary debt securities in that the value of the IBC Common Stock (or cash equivalent) that a holder of the SAILS will receive upon the mandatory exchange of the principal amount thereof at Maturity (the "Amount Receivable at Maturity") is not fixed, but is based on the market price of the IBC Common Stock at Maturity ("Maturity Market Price") as specified in the Exchange Rate (as defined under "Description of the SAILS"). Because the market price of the IBC Common Stock is subject to market fluctuations, the Amount Receivable at Maturity may be more or less than the principal amount of the SAILS. For example, if the Maturity Market Price of the IBC Common Stock is less than the Initial Price, the Amount Receivable at Maturity will be less than the principal amount paid for the SAILS, in which case an investment in SAILS would result in a loss of principal and, if IBC is insolvent or bankrupt, could result in a total loss of the principal amount. Holders of SAILS, therefore, bear the full risk of a decline in the value of the IBC Common Stock prior to Maturity.

  In addition, because each of the SAILS will be mandatorily exchangeable for less than one share of IBC Common Stock (or its cash equivalent) at Maturity if the Maturity Market Price exceeds the Initial Price, the opportunity for equity appreciation afforded by an investment in the SAILS during the period prior to Maturity is less than the opportunity for equity appreciation afforded by a direct investment in IBC Common Stock. If the Maturity Market Price is above the Initial Price but below the Threshold Appreciation Price
(as defined under "Description of the SAILS"), which has been set at $    and
which represents an appreciation of % over the Initial Price, holders of the SAILS would realize no equity appreciation on the IBC Common Stock for that period. If the Maturity Market Price is above the Threshold Appreciation
Price, holders of SAILS will realize only   % of the appreciation of the IBC
Common Stock for that period above the Threshold Appreciation Price. See "Description of the SAILS" for an illustration of the Amount Receivable at Maturity that a SAILS holder would receive at various Maturity Market Prices.

MARKET FOR IBC COMMON STOCK; POTENTIAL IMPACT OF SAILS

  It is impossible to predict whether the market price of IBC Common Stock will rise or fall. Trading prices of IBC Common Stock will be influenced by changes in IBC's financial condition, results of operations and prospects, and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchange or quotation system on which IBC Common Stock is traded and the market segment of which IBC is a part. See the prospectus relating to IBC and to IBC Common Stock attached hereto. Trading prices of IBC Common Stock also may be influenced if Ralston, IBC, another market participant or another principal stockholder of IBC hereafter issues securities with terms similar to those of the SAILS or sells or otherwise transfers a substantial amount of shares of IBC Common Stock. Ralston owns an aggregate of 16,923,077 shares of IBC Common Stock, constituting approximately 45% of the outstanding shares of IBC Common Stock as of March 8, 1997. Pursuant to the Shareholder Agreement (described below) Ralston has agreed to own no more than 14.9% of IBC's voting securities outstanding on July 22, 2000. If IBC's purchase of 1,000,000 shares of IBC Common Stock described under "Relationship Between Ralston Purina Company and Interstate Bakeries Corporation" had been completed on March 8, 1997, Ralston would have held approximately 43.5% of IBC's Common Stock. Assuming that Ralston delivers one share of IBC Common Stock per SAILS at Maturity and the number of shares of IBC Common Stock at July 22, 2000 is the same as the number of such shares outstanding at March 8, 1997, under the Shareholder
Agreement Ralston would be required to dispose of an additional     shares of
IBC Common Stock prior to July 22, 2000 (   additional shares if the
Underwriters' overallotment option is exercised in full). In addition, Mr. William P. Stiritz, Chairman of the Board and Chief Executive Officer of Ralston, and Mr. James R. Elsesser, Vice President and Chief Financial Officer of Ralston, held 595,050 and 14,550 shares of IBC Common Stock, respectively, constituting approximately 1.6% as of March 8, 1997, of the outstanding shares of IBC Common Stock. Ralston is unable to predict whether Mr. Stiritz or Mr. Elsesser may sell shares of IBC Common Stock as Ralston reduces its ownership of IBC Common Stock.

  Moreover, any market that develops for the SAILS is likely to influence and be influenced by the market for IBC Common Stock. For example, the price of the IBC Common Stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market, upon the Maturity of the SAILS, of the additional number of shares of IBC Common Stock held by Ralston which may be delivered by Ralston upon Maturity of the SAILS. Such shares currently constitute approximately % of the outstanding IBC Common Stock. See "Relationship between Ralston Purina Company and Interstate Bakeries Corporation." The price of IBC Common Stock could also be affected by possible sales of IBC Common Stock by investors who view the SAILS as a more attractive means of equity participation in IBC and by hedging or arbitrage trading activity that may develop involving the SAILS and the IBC Common Stock.

POTENTIAL DILUTION OF IBC COMMON STOCK

  The Amount Receivable at Maturity is subject to adjustment for certain described events arising from stock splits and combinations, stock dividends, certain other actions of IBC that modify its capital structure and certain other transactions involving IBC. See "Description of the SAILS--Dilution Adjustments; Other Adjustment Events." The Amount Receivable at Maturity will not be adjusted for other events, such as employee stock option grants and offerings of IBC Common Stock for cash or in connection with acquisitions or for certain other transactions involving IBC which are not specifically described as "Adjustment Events," that may adversely affect the price of IBC Common Stock, and possibly reduce its liquidity. Because of the relationship of such Amount Receivable at Maturity to the price of IBC Common Stock, such other events may adversely affect the trading price of the SAILS. There can be no assurance that IBC will not make offerings of IBC Common Stock or as to the amount of such offerings, if any, nor that IBC will not take such other action in the future.

NO RIGHTS AS IBC STOCKHOLDERS

  Until such time, if any, as Ralston shall deliver shares of IBC Common Stock to holders of the SAILS at Maturity, holders of the SAILS will not be entitled to any rights with respect to such shares of IBC Common Stock (including, without limitation, voting rights (including voting rights in respect of IBC transactions such as an acquisition of IBC), rights to respond to tender offers and rights to receive any dividends or other distributions in respect thereof). See "Relationship Between Ralston and IBC" below for a description of the restrictions on Ralston's right to vote its shares of IBC Common Stock.

SAILS ARE GENERAL UNSECURED OBLIGATIONS OF RALSTON

  The Indenture does not contain any restriction on Ralston's use of the proceeds of this offering or on the ability of Ralston to sell, pledge or convey all or any portion of the IBC Common Stock held by it or its subsidiaries, and no such shares of IBC Common Stock will be pledged or otherwise held in escrow for use at Maturity of the SAILS. Consequently, in the event of a bankruptcy, insolvency or liquidation of Ralston or its subsidiaries, the IBC Common Stock, if any, owned by Ralston or its subsidiaries will be subject to the claims of creditors of Ralston or its subsidiaries, respectively, including holders of SAILS. The SAILS do not contain sinking fund or other mandatory redemption provisions. The SAILS are not subject to payment prior to Maturity at the option of the holder.

FIXED YIELD

  Although holders of SAILS will be entitled to receive quarterly payments of
interest at the rate of    % of the principal amount of the SAILS per annum
and IBC currently pays cash dividends at the rate of $0.54 per share per annum
(equivalent to    % of the Initial Price per annum), there can be no assurance that the yield on the SAILS will remain higher than the dividend yield on shares of IBC Common Stock.

NO PRIOR MARKET; POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET FOR THE SAILS

  The SAILS are novel and innovative securities and there is currently no secondary market for the SAILS. It is impossible to predict how the SAILS will trade in the secondary market or whether such market will be liquid. The Underwriters currently intend, but are not obligated, to make a market in the SAILS. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide the holders of the SAILS with liquidity or that it will continue for the life of the SAILS.

  Application will be made for listing of the SAILS on the NYSE. However, there can be no assurance that the SAILS will be listed on the NYSE. Even if the SAILS are listed, the NYSE could revoke the listing or stop trading of the SAILS at any time. If the SAILS are no longer listed or traded on any securities exchange or trading market, or if the NYSE or a securities exchange or trading market stops trading of the SAILS, holders of the SAILS may have difficulty obtaining pricing information and it may be more difficult to resell the SAILS.

UNCERTAINTY OF FEDERAL INCOME TAX CONSEQUENCES

  No statutory, judicial or administrative authority directly addresses the characterization of the SAILS or instruments similar to the SAILS, for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SAILS are not certain. No ruling is being requested from the Internal Revenue Service ("IRS") with respect to the SAILS and no assurance can be given that the IRS will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations."

RISK FACTORS RELATING TO IBC

  Investors in the SAILS should carefully consider the information in the prospectus of IBC attached hereto, including the information contained therein under "Risk Factors" beginning on page 7 of such prospectus.

NO OBLIGATION ON THE PART OF IBC WITH RESPECT TO THE SAILS

  IBC has no obligations with respect to the SAILS or the Amount Receivable at Maturity, including any obligation to take the interests of Ralston or of holders of the SAILS into consideration for any reason. See "Relationship Between Ralston Purina Company and Interstate Bakeries Corporation." IBC will not receive any of the proceeds of the offering of the SAILS made hereby and is not responsible for, and has not participated in, the determination of the timing of the offering or the prices for or quantities of SAILS to be issued. IBC is not involved with the administration or trading of the SAILS or the determination or calculation of the Amount Receivable at Maturity.

RELATIONSHIP BETWEEN RALSTON AND IBC

  Because of the provisions in the Shareholder Agreement between Ralston and IBC that limit Ralston's voting rights as described below (see "Relationship Between Ralston Purina Company and Interstate Bakeries Corporation"), Ralston is not in a position to influence the voting by holders of IBC Common Stock on any matter other than any proposed merger of IBC or sale of all or substantially all of the assets of IBC or creation of any other class of IBC voting stock. In addition, the Shareholder Agreement provides that, unless specifically permitted in writing in advance by the Chairman of the Board of IBC, Ralston may not acquire additional shares of IBC Common Stock (except to prevent dilution of its interest in certain circumstances) or propose or seek to effect any business combination with IBC at any time prior to July 22, 2001. Accordingly, Ralston does not believe it should be deemed a controlling shareholder of IBC.

  Two executive officers of Ralston currently serve on IBC's nine member Board of Directors pursuant to the terms of the Shareholder Agreement (however, IBC has no obligation under the terms of such Shareholder Agreement to nominate any Ralston designee after their respective terms expire in 1997 and 1999). Accordingly, Ralston is not in a position to control the voting of IBC's Board of Directors on any matter involving the relationship between the two companies. If IBC's Board of Directors is presented with a proposal putting these officers in a conflicting situation between the interests of IBC and the interests of Ralston, they may abstain from participating in the consideration of such proposal and any such proposal would then be considered by, and be subject to the approval of, a majority of the disinterested directors of IBC.

  See "Relationship Between Ralston Purina Company and Interstate Bakeries Corporation."

                            RALSTON PURINA COMPANY

  Ralston, incorporated in Missouri in 1894, is the world's largest producer of dry dog and dry and soft-moist cat foods. Ralston's pet foods are sold under the Purina name, including "Dog Chow(R)," "Cat Chow(R)" and numerous other dog and cat food brands. Ralston is also a significant manufacturer of primary batteries, rechargeable batteries and battery-powered lighting products, principally under the trademarks "Eveready(R)" and "Energizer(R)." Ralston is also a major producer of other pet products, including cat box filler (under the "Golden Cat(R)" and "Tidy Cat(R)" names), dietary soy protein, fiber food ingredients and polymer products, and, outside the United States, feeds for livestock and poultry. Ralston has announced its intention to separate its international animal feeds business in a tax-free spin-off to shareholders. Completion is anticipated in the second quarter of 1998 and is contingent upon a favorable tax ruling from the IRS and final approval by Ralston's Board of Directors.

  On May 23, 1997, Ralston announced that Mr. William P. Stiritz will resign as Chief Executive Officer and President on September 30, 1997, but will remain as Ralston's Chairman of the Board, and will serve as Chairman and Chief Executive Officer of Ralston's international animal feeds business upon its spin-off. Messrs. W. Patrick McGinnis and J. Patrick Mulcahy will be appointed as Co-Chief Executive Officers as of October 1, 1997.

  Ralston maintains its principal executive offices at Checkerboard Square, St. Louis, Missouri 63164, Tel. (314) 982-1000.

  For additional information with respect to Ralston, see the documents specified under "Incorporation of Certain Documents by Reference" in the Prospectus of Ralston accompanying this Prospectus Supplement.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges of Ralston for the periods indicated:

                                         SIX MONTHS
                                           ENDED     YEAR ENDED SEPTEMBER 30,
                                         MARCH 31,  ---------------------------
                                            1997    1996 1995 1994(A) 1993 1992
                                         ---------- ---- ---- ------- ---- ----
Ratio of Earnings to Fixed Charges(b)...    3.8     3.3  2.9    2.4   2.8  2.7

--------
(a) Excluding provisions for restructuring of Ralston's battery and bakery operations in the fiscal year ended September 30, 1994. Earnings before income taxes, extraordinary items and fixed charges were $766.1 million and the ratio of earnings to fixed charges was 2.7.
(b) For the purpose of this ratio, "Earnings" consists of earnings before income taxes, equity earnings, extraordinary items (1992, 1993, 1994, 1995 and 1996), cumulative effect of accounting changes (1993) and "fixed charges." "Fixed charges" consist of preferred stock dividends, interest and amortization of debt discount and expense on all indebtedness, and a portion of net rental expense representative of the interest factor.

                        INTERSTATE BAKERIES CORPORATION

  IBC, through its wholly-owned operating subsidiary, Interstate Brands Corporation ("Brands"), is the largest baker and distributor of fresh bakery products in the United States. IBC produces, markets, distributes and sells a wide range of breads, rolls, snack cakes, donuts, sweet goods and related products. These products are sold under a number of national brand names, such as "Wonder(R)," "Hostess(R)" and "Home Pride(R)," as well as regional brand names, including "Butternut(R)," "Dolly Madison(R)" and "Merita(R)." "Wonder(R)" white bread and "Home Pride(R)" wheat bread are the number one and two top selling branded breads sold in the United States. "Hostess(R)" products, including "Twinkies(R)," CupCakes, and "Ho-Ho's(R)" are among the leading snack cake products sold in the United States.

  IBC distributes its products in markets which include 90% of the United States population. IBC operates 67 bakeries and 1,400 thrift stores and employs over 32,000 people. IBC's driver-salesmen deliver products directly from IBC's 1,200 distribution centers to more than 200,000 food outlets and stores.

  IBC has grown to its present size primarily through the acquisition of other bakery businesses. In July 1995, IBC acquired Continental Baking Company ("CBC") from Ralston for $220.0 million in cash and 16,923,077 shares of IBC Common Stock. Since the acquisition of CBC, IBC has taken significant steps to continue to build and capitalize on the brand equity in the "Wonder(R)" and "Hostess(R)" brands. IBC has also worked to realize cost savings from the CBC acquisition and to achieve economies of scale in the operations of Brands and CBC. As a result of the CBC acquisition and these actions, IBC has more than doubled its net sales to $2.9 billion in fiscal 1996 from $1.2 billion in fiscal 1995. IBC's operating income as a percentage of net sales increased to 5.5% for the forty weeks ended March 8, 1997 from 2.6% for the comparable period in fiscal 1996. Net income per share increased to $1.78 per share for the forty week period in fiscal 1997 from $.47 per share for the comparable period in fiscal 1996.

  For additional information about IBC, including risks associated with an investment in IBC Common Stock, see the prospectus of IBC attached hereto. IBC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The prospectus of IBC attached hereto incorporates its Annual Report on Form 10-K for the fiscal year ended June 1, 1996, its Quarterly Reports on Form 10-Q for the quarters ended August 24, 1996, November 16, 1996 and March 8, 1997, the description of the IBC Common Stock contained in IBC's Registration Statement on Form 8-A filed on May 28, 1992 and all documents filed by IBC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of such prospectus and prior to the termination of this SAILS offering. Such documents may be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at its regional offices and at the offices of the NYSE on which the IBC Common Stock is listed. Such documents, without exhibits, also may be obtained by writing to Ray Sandy Sutton, Corporate Secretary, Interstate Bakeries Corporation, 12 East Armour Boulevard, Kansas City, MO 64111 (telephone number (816) 502-4000). See "Available Information" and "Incorporation of Certain Documents by Reference" in the prospectus of IBC attached hereto. All information relating to IBC which is contained in this Prospectus Supplement or contained in or incorporated by reference in the prospectus of IBC attached hereto was provided by IBC. Ralston assumes no responsibility for the accuracy of such information.

                  RELATIONSHIP BETWEEN RALSTON PURINA COMPANY
                      AND INTERSTATE BAKERIES CORPORATION

  Ralston, through a wholly-owned subsidiary, currently owns 16,923,077 shares of IBC Common Stock, constituting approximately 45% of the outstanding shares of IBC Common Stock as of March 8, 1997.

  Pursuant to a Shareholder Agreement, dated as of July 22, 1995 (the "Shareholder Agreement") among Ralston, IBC and a subsidiary of Ralston, Ralston agreed, with certain limited exceptions, not to acquire any additional shares of IBC Common Stock prior to July 22, 2001. Ralston also agreed pursuant to the Shareholder Agreement to reduce its ownership of IBC Common Stock, by July 22, 2000, to no more than 14.9% of IBC's total outstanding voting securities. Ralston has registration rights with respect to the IBC Common Stock owned by it, but the Shareholder Agreement provides that, with certain limited exceptions, Ralston may not sell any of such IBC Common Stock without first offering the securities to IBC. Ralston has offered to sell, and IBC has declined the opportunity to purchase, the IBC Common Stock which may be delivered pursuant to the SAILS offered hereby. IBC also has the right, between July 22, 2000 and July 21, 2001, to acquire any of the IBC Common Stock then held by Ralston at a price equal to 110% of its then current market price, as defined in the Shareholder Agreement.

  The Shareholder Agreement requires that Ralston vote the shares of IBC Common Stock in accordance with the recommendation of IBC's Board of Directors with respect to shareholder proposals and nominations to the IBC Board, and, with respect to other proposals, in proportion to the votes of all other shareholders; provided that Ralston may vote as it deems appropriate with respect to proposals for the merger of IBC, the sale of all or substantially all of IBC's assets or the issuance of any other class of voting stock of IBC. Mr. William P. Stiritz and Mr. James R. Elsesser serve on the Board of Directors of IBC at the request of Ralston pursuant to the terms of the Shareholder Agreement. Mr. Stiritz's term expires in 1997 and Mr. Elsesser's term expires in 1999. Upon expiration of their respective terms, IBC will have no further obligation under the Shareholder Agreement or otherwise to nominate any designee of Ralston for election as a director of IBC, but the Board of Directors of IBC may ask either Mr. Stiritz or Mr. Elsesser, or both, to stand for reelection at the end of their respective terms. If either or both are reelected, their terms would extend beyond the Maturity of the SAILS.

  IBC has agreed, simultaneously with the closing of the SAILS transaction, to purchase from Ralston 1,000,000 shares of IBC Common Stock at a purchase price per share equal to the Initial Price, less a 3% discount. For information concerning the number of shares of IBC Common Stock, Ralston has agreed to sell under the Shareholder Agreement, see "Risk Factors Relating to SAILS-- Market for IBC Common Stock; Potential Impact of SAILS."

  IBC has agreed to indemnify Ralston against any losses caused by any untrue statement or alleged untrue statement with regard to IBC Common Stock or IBC contained in this Prospectus Supplement or the prospectus of IBC attached hereto.

  IBC has no obligations with respect to the SAILS. See "Risk Factors Relating to SAILS--No Obligation on the Part of IBC with Respect to the SAILS."

                 PRICE RANGE OF INTERSTATE BAKERIES CORPORATION
                           COMMON STOCK AND DIVIDENDS

  IBC Common Stock is listed and traded on the NYSE under the symbol "IBC." The following table sets forth, for each of the quarterly periods indicated, the high and low sales prices for IBC Common Stock, as reported on the NYSE Composite Tape.

                                                           HIGH     LOW   DIVIDENDS
                                                          ------- ------- ---------
FISCAL 1997 QUARTER
-------------------
First.................................................... $30.125 $25.500   $.125
Second...................................................  45.250  29.625    .135
Third....................................................  51.000  42.250    .135
Fourth (through May 23, 1997)..............................55.125. 46.375    .135
FISCAL 1996 QUARTER
-------------------
First.................................................... $19.500 $14.375   $.125
Second...................................................  22.250  18.875    .125
Third....................................................  23.250  20.500    .125
Fourth...................................................  27.625  22.500    .125
FISCAL 1995 QUARTER
-------------------
First.................................................... $12.875 $11.875   $.125
Second...................................................  13.500  12.500    .125
Third....................................................  15.375  12.500    .125
Fourth...................................................  14.875  14.125    .125

  As of May 23, 1997, there were 5,933 holders of record of IBC Common Stock.

  For a recent sales price of the IBC Common Stock, see the cover page of this Prospectus Supplement.

  Ralston makes no representation as to the amount of dividends, if any, that IBC will pay in the future. In any event, holders of the SAILS will not be entitled to receive any dividends or other distributions that may be payable on the IBC Common Stock until such time as Ralston, if it so elects, delivers shares of IBC Common Stock at Maturity of the SAILS, and then only with respect to dividends or other distributions having a record date on or after the date of delivery of such shares of IBC Common Stock. See "Description of the SAILS."

                                USE OF PROCEEDS

  The net proceeds to be received by Ralston from the sale of the SAILS offered hereby, after deducting underwriting discounts and commissions, but before related expenses payable by Ralston, are estimated to be $349.2 million ($388.0 million if the Underwriter's over-allotment option is exercised in full). Ralston intends to use the net proceeds from the offering of the SAILS to repay short-term debt. At May 22, 1997, $424.0 million of short-term debt was outstanding which at such date carried a weighted average interest rate of 5.787%.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of Ralston at March 31, 1997, and as adjusted to reflect the application of the estimated net proceeds from the sale of the SAILS (assuming the Underwriter's over-allotment option is not exercised) to pay short-term debt.

                                                            AT MARCH 31, 1997
                                                          ----------------------
                                                          HISTORICAL AS ADJUSTED
                                                          ---------- -----------
                                                              (IN MILLIONS)
Short-term debt, excluding current maturities:
  Notes Payable..........................................  $  791.8   $  442.6
Long-term debt:
  Debentures, 7 3/4%-9.30%...............................   1,206.0    1,206.0
  ESOP Loan Guarantee....................................      87.7       87.7
  Medium Term Notes, 8.52%-10.18%........................      71.9       71.9
  Capitalized Lease Obligations, 5.8%-6.5%...............       6.2        6.2
  Industrial Revenue Bonds, 4.5%-12.75%..................      29.1       29.1
  Revolving Credit Agreement LIBOR + 15 basis points.....      50.0       50.0
  Other..................................................      95.3       95.3
                                                           --------   --------
    Total existing long-term debt........................   1,546.2    1,546.2
  SAILS..................................................       --       360.0
                                                           --------   --------
    Total long-term debt.................................   1,546.2    1,906.2
Current maturities of long-term debt.....................      97.5       97.5
                                                           --------   --------
    Total long-term debt, less current maturities........   1,448.7    1,808.7
                                                           --------   --------
Redeemable Preferred Stock...............................     314.3      314.3
                                                           --------   --------
Total shareholders' equity...............................     801.3      801.3
                                                           --------   --------
    Total capitalization.................................  $3,453.6   $3,464.4
                                                           ========   ========

  The foregoing financial data should be read in conjunction with the consolidated financial statements for the indicated periods which are included in the documents incorporated by reference under "Incorporation of Certain Documents by Reference" in the Prospectus of Ralston accompanying this Prospectus Supplement.

                        SELECTED FINANCIAL INFORMATION

  The following table sets forth selected financial information for Ralston for, and at the end of, the six-month periods ended March 31, 1997 and 1996 and each of the five years in the period ended September 30, 1996. The selected financial information for the five years ended September 30, 1996 has been derived from Ralston's consolidated financial statements, which have been audited by Price Waterhouse LLP, independent auditors. Certain reclassifications have been made to historical financial information to conform with current year presentation. The selected financial information for the six-month periods ended March 31, 1997 and 1996 is derived from unaudited financial statements. The unaudited financial statements, in the opinion of Ralston's management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Financial information for the interim periods presented is not necessarily indicative of financial information to be anticipated for the full year. The information should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in the Prospectus accompanying this Prospectus Supplement.

                          SIX MONTHS ENDED
                              MARCH 31,             FOR THE YEAR ENDED SEPTEMBER 30,
                          ------------------  ------------------------------------------------
                            1997      1996      1996    1995(1)   1994(2)     1993      1992
                          --------  --------  --------  --------  --------  --------  --------
                                (IN MILLIONS EXCEPT PER SHARE AND PERCENTAGE DATA)
STATEMENT OF EARNINGS
 DATA
Net Sales...............  $3,279.8  $3,071.4  $6,114.3  $7,171.6  $7,676.6  $7,874.8  $7,725.9
Costs and Expenses
 Cost of products sold..   1,956.7   1,812.1   3,668.1   4,088.0   4,282.5   4,322.0   4,223.1
 Selling, general and
  administrative........     571.8     529.4   1,068.1   1,734.1   1,861.3   1,879.8   1,784.9
 Advertising and
  promotion.............     348.5     319.0     592.8     598.4     771.2     848.1     904.8
 Interest expense.......      87.0      99.2     190.3     199.8     220.4     238.1     242.9
 Provisions for
  restructuring.........       --        --       18.0      90.8      99.9       --       79.0
 Gain on sale of CBC....       --        --        --      (50.3)      --        --        --
 Gain on sale of
  assets................       --        --        --        --        --        --      (41.5)
 Other (income)/expense,
  net...................      (0.9)     14.4      14.7      (3.4)     19.6       6.4      (9.4)
                          --------  --------  --------  --------  --------  --------  --------
 Earnings before Income
  Taxes, Equity
  Earnings,
  Extraordinary Item and
  Cumulative Effect of
  Accounting Changes....     316.7     297.3     562.3     514.2     421.7     580.4     542.1
 Income Taxes...........    (117.2)   (113.0)   (212.2)   (215.0)   (203.3)   (239.1)   (221.4)
                          --------  --------  --------  --------  --------  --------  --------
Earnings before Equity
 Earnings, Extraordinary
 Item, and Cumulative
 Effect of Accounting
 Changes................     199.5     184.3     350.1     299.2     218.4     341.3     320.7
Equity Earnings, Net of
 Taxes..................      14.6       3.3      11.6       0.9       --        --        --
                          --------  --------  --------  --------  --------  --------  --------
Earnings before
 Extraordinary Item and
 Cumulative Effect of
 Accounting Changes.....     214.1     187.6     361.7     300.1     218.4     341.3     320.7
Extraordinary Item--Loss
 on Early Retirement of
 Debt...................       --        --       (2.1)     (3.7)     (9.5)    (11.8)     (7.5)
                          --------  --------  --------  --------  --------  --------  --------
Earnings before
 Cumulative Effect of
 Accounting Changes.....     214.1     187.6     359.6     296.4     208.9     329.5     313.2
Cumulative Effect of
 Accounting Changes:
 Postretirement benefits
  other than pensions...       --        --        --        --        --     (171.9)      --
 Income taxes...........       --        --        --        --        --      (35.0)      --
                          --------  --------  --------  --------  --------  --------  --------
Net Earnings............  $  214.1  $  187.6  $  359.6  $  296.4  $  208.9  $  122.6  $  313.2
                          ========  ========  ========  ========  ========  ========  ========
BALANCE SHEET DATA
Total Assets............  $4,811.7  $4,671.5  $4,785.1  $4,567.2  $4,622.3  $5,071.9  $5,150.5
                          --------  --------  --------  --------  --------  --------  --------
Long-Term Debt..........   1,448.7   1,547.2   1,437.0   1,602.1   1,594.6   2,054.5   2,111.3
                          --------  --------  --------  --------  --------  --------  --------
Stockholders Equity.....     801.3     602.3     689.0     494.2     355.6     469.8     655.2
                          --------  --------  --------  --------  --------  --------  --------

--------
(1) Effective July 22, 1995, Ralston sold CBC. Ralston's earnings and cash flows reflect the operations of CBC through July 22, 1995.
(2) On March 31, 1994, Ralston effected a spin-off of Ralcorp Holdings, Inc., its private label and branded cereal, baby food, crackers and cookies, ski resort and coupon redemption businesses. Ralston's earnings and cash flows reflect the operations of those businesses through March 31, 1994.

                           DESCRIPTION OF THE SAILS

  The following description of the particular terms of the SAILS offered hereby (referred to in the Prospectus accompanying this Prospectus Supplement as "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and conditions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

  The SAILS are a series of Debt Securities, to be issued under an indenture, dated as of May 26, 1995, as supplemented by a supplemental indenture dated as
of June   , 1997, (the "Indenture"), between Ralston and The First National
Bank of Chicago, as Trustee (the "Trustee"). In the event of any disparity between the description of the SAILS contained herein and the description of the Debt Securities contained in the accompanying Prospectus of Ralston, and subject to the Indenture, the description of the SAILS contained herein shall be deemed to be controlling. Initially capitalized terms used herein and not defined herein shall bear the meanings ascribed thereto in the Indenture as described in the Prospectus of Ralston accompanying this Prospectus Supplement.

  The SAILS will be unsecured and unsubordinated indebtedness of Ralston and will rank pari passu with all other general unsecured and unsubordinated indebtedness of Ralston. The SAILS constitute a single series of the Debt Securities referred to in the accompanying Prospectus of Ralston. The aggregate number of SAILS to be issued will be ,000,000 plus such additional number of SAILS as may be issued pursuant to the over-allotment option granted by Ralston to the Underwriters. See "Underwriting." The SAILS will mature on
     , 2000 (the "Stated Maturity").

  Each of the SAILS, which will be issued with a principal amount of $   ,
will bear interest at the annual rate of  % of the principal amount per annum
(or approximately $   per annum) from the date of original issuance, or from
the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, until the principal amount thereof is exchanged at Maturity pursuant to the terms of the SAILS. Interest on the SAILS will be
payable quarterly in arrears on    ,     ,    and    , commencing    , 1997
(each, an "Interest Payment Date"), to the persons in whose names the SAILS
are registered at the close of business on the    day of the calendar month
immediately preceding such Interest Payment Date, provided that interest payable at Maturity shall be payable to the person to whom the principal is payable. Interest on the SAILS will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day which is not a business day or which is a legal holiday on which the corporate trust office of the Trustee or banking institutions in the place of payment are authorized or required to close, the interest payment to be made on such Interest Payment Date will be made on the next succeeding business day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

  At Maturity, the principal amount of each of the SAILS will be mandatorily exchanged by Ralston into a number of shares of IBC Common Stock (or, at Ralston's option, the equivalent amount of cash and/or such other consideration as permitted or required to be paid by the terms of the SAILS) at the Exchange Rate (as defined below). The "Exchange Rate" is equal to, (a) if the Maturity Market Price (as defined below) is greater than or equal to
$    (the "Threshold Appreciation Price"), .   of a share of IBC Common Stock
per SAILS, (b) if the Maturity Market Price is less than the Threshold Appreciation Price but is greater than the Initial Price, (i) a fraction equal to the Initial Price divided by the Maturity Market Price of (ii) one share of IBC Common Stock per SAILS that would have a value (determined at the Maturity Market Price) equal to the Initial Price and (c) if the Maturity Market Price is less than or equal to the Initial Price, one share of IBC Common Stock per SAILS. The Exchange Rate is subject to adjustment as provided below under "Dilution Adjustments; Other Adjustment Events." THE VALUE OF THE IBC COMMON STOCK TO BE RECEIVED BY HOLDERS OF THE SAILS (OR, AS DISCUSSED BELOW, THE CASH EQUIVALENT TO BE RECEIVED IN LIEU OF SUCH SHARES) AT MATURITY WILL NOT NECESSARILY EQUAL THE PRINCIPAL

AMOUNT OF SUCH SAILS. The ratios of shares of IBC Common Stock per SAILS specified in clauses (a), (b) (ii) and (c) above of the Exchange Rate definition are hereinafter referred to as the "Share Components." Any shares of IBC Common Stock delivered by Ralston to the holders of the SAILS who are not affiliated with IBC shall be free of any transfer restrictions, and the holders of the SAILS will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such shares. No fractional shares of IBC Common Stock will be issued at Maturity as provided under "Fractional Shares" below. Although it is Ralston's current intention to deliver shares of IBC Common Stock at Maturity, Ralston may, at its option, deliver cash, in lieu of delivering such shares of IBC Common Stock. The amount of cash deliverable in respect of each SAILS shall be equal to the product of the number of shares of IBC Common Stock otherwise deliverable in respect of such SAILS on the date of Maturity multiplied by the Maturity Market Price. In the event Ralston elects to deliver cash in lieu of shares of IBC Common Stock at Maturity, it will be obligated pursuant to the Indenture to deliver cash to
all holders of SAILS. On or prior to the fourth Business Day prior to    ,
2000, Ralston will notify the Trustee, which in turn will notify the registered holders of the SAILS (which, so long as the SAILS shall be in the form of one or more Global Securities, shall be The Depository Trust Company or its nominee), and publish a notice in a daily newspaper of national circulation stating whether the principal amount of each SAILS will be exchanged for shares of IBC Common Stock or cash (and/or such other consideration as permitted or required by the terms of the SAILS); provided, however, that if Ralston intends to deliver cash, Ralston shall have the right, as a condition to delivery of such cash, to require certification as to the domicile and residency of each beneficial holder of the SAILS.

  Notwithstanding the foregoing, (i) in the case of certain dilution events, the Exchange Rate will be subject to adjustment and (ii) in the case of certain adjustment events, the consideration received by holders of the SAILS at Maturity will be shares of IBC Common Stock, other securities and/or cash. See "Dilution Adjustments; Other Adjustment Events" below.

  The "Maturity Market Price" is defined as the average Closing Price per share of IBC Common Stock for the 20 Trading Days immediately prior to (but not including) the date of Maturity; provided, however, that if there are not 20 Trading Days for the IBC Common Stock occurring later than the 60th calendar day immediately prior to, but not including, the date of Maturity, "Maturity Market Price" will be defined as the market value per share of IBC Common Stock at Maturity as determined by a nationally recognized investment banking firm retained for such purpose by Ralston. The Maturity Market Price is subject to adjustment as provided under "Dilution Adjustments; Other Adjustment Events" below. The "Closing Price" of any security on any date of determination means (i) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date, (ii) if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, (iii) if such security is not so listed on a United States national or regional securities exchange, as reported by the NASDAQ Stock Market, (iv) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or (v) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from each of at least three nationally recognized investment banking firms selected by Ralston for such purpose. A "Trading Day" is defined as a Business Day on which the Closing Price of the security to be valued (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE, banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

  For illustrative purposes only, the following chart shows the number of shares of IBC Common Stock or the amount of cash that a holder of the SAILS would receive for each SAILS at various Maturity Market Prices. The table assumes that there will be no adjustments to the Exchange Rate described under "Dilution Adjustments; Other Adjustment Events" below. There can be no assurance that the Maturity Market Price will be within the range set forth
below. Given the Initial Price of $    per SAILS and the Threshold

Appreciation Price of $   , a SAILS holder would receive at Maturity the
following number of shares of IBC Common Stock or amount of cash (if Ralston elects to pay the SAILS in cash):

     MATURITY MARKET PRICE OF           NUMBER OF SHARES OF                 AMOUNT OF
         IBC COMMON STOCK                IBC COMMON STOCK                     CASH
     ------------------------           -------------------                 ---------
                                                                               $
                                                                               $
                                                                               $
                                                                               $

  As the foregoing chart illustrates, if at Maturity, the Maturity Market
Price is greater than or equal to $   , Ralston will be obligated to deliver
 .    of a share of IBC Common Stock per SAILS, resulting in Ralston receiving
    % of the appreciation in market value of the IBC Common Stock for the period between the date hereof and Maturity and the SAILS holder receiving
% of the appreciation in market value above $   . If at Maturity, the Maturity
Market Price is greater than $    and less than $   , Ralston will be
obligated to deliver only a fraction of a share of IBC Common Stock having a
market value equal to $   , resulting in Ralston retaining all appreciation in
the market value of the IBC Common Stock for that period. If at Maturity, the
Maturity Market Price is less than or equal to $   , Ralston will be obligated
to deliver one share of IBC Common Stock per SAILS, regardless of the market price of such shares, resulting in the SAILS holder realizing the entire loss on the decline in market value of the IBC Common Stock for that period.

  Interest on the SAILS will be payable, and delivery of IBC Common Stock (or, at the option of Ralston, its cash equivalent and/or such other consideration as permitted or required as described below) in exchange for the SAILS at Maturity will be made upon surrender of such SAILS, at the office or agency of Ralston maintained for such purposes; provided, however, that payment of interest may be made at the option of Ralston by check mailed to the persons
in whose names the SAILS are registered at the close of business on the    day
of the calendar month immediately preceding the relevant Interest Payment Date. See "Book-Entry System" below. Initially such office will be the principal corporate trust office of the Trustee, First National Plaza, Suite 126, Chicago, Illinois 60670.

  The SAILS will be transferrable at any time or from time to time at the aforementioned office. No service charge will be made to the holder for any such transfer except for any tax or governmental charge payable in connection therewith.

  The Indenture does not contain any restriction on the ability of Ralston to sell, pledge or convey all or any portion of the IBC Common Stock held by it or its subsidiaries, and no shares of IBC Common Stock will be pledged or otherwise held in escrow for use at Maturity of the SAILS. Consequently, in the event of a bankruptcy, insolvency or liquidation of Ralston or its subsidiaries, the IBC Common Stock, if any, owned by Ralston or its subsidiaries will be subject to the claims of the creditors of Ralston or its subsidiaries, respectively, including holders of SAILS. In addition, as described herein, Ralston will have the option, exercisable in its sole discretion, to satisfy its obligations pursuant to the mandatory exchange for the principal amount of each SAILS at Maturity by delivering to holders of the SAILS either the number of shares of IBC Common Stock specified above or cash in an amount equal to the product of such number of shares multiplied by the Maturity Market Price. As a result, there can be no assurance that Ralston will elect at Maturity to deliver IBC Common Stock or, if it so elects, that it will use all or any portion of its holdings of IBC Common Stock at that time, if any, to make such delivery. Holders of the SAILS will not be entitled to any rights with respect to IBC Common Stock (including, without limitation, voting rights (including voting rights in respect of IBC transactions such as an acquisition of IBC), rights to respond to tender offers, and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as Ralston shall have delivered shares of IBC Common Stock to holders of the SAILS at Maturity thereof, and the applicable record date, if any, for the exercise of such rights occurs after such date.

DILUTION ADJUSTMENTS; OTHER ADJUSTMENT EVENTS

  The Exchange Rate is subject to adjustment if IBC shall (i) pay a stock dividend or make a distribution, in each case, with respect to IBC Common Stock in shares of IBC Common Stock, (ii) subdivide or split its outstanding shares of IBC Common Stock into a greater number of shares, (iii) effect a reverse stock split or other action which combines the outstanding shares of IBC Common Stock into a smaller number of shares, (iv) issue by reclassification (other than a reclassification pursuant to clause (ii), (iii), (iv) or (v) of the definition of Adjustment Event below) of the outstanding shares of IBC Common Stock any shares of common stock of IBC, or
(v) issue rights or warrants to all holders of IBC Common Stock entitling them to subscribe for or purchase shares of IBC Common Stock at a price per share less than the Market Price (as defined below) of the IBC Common Stock on the Business Day next following the record date for the determination of holders of IBC Common Stock entitled to receive such rights or warrants. Notwithstanding (v) above, however, the Exchange Rate will not be subject to adjustment in the event that IBC shall (1) issue rights to purchase shares of IBC Common Stock pursuant to a plan for the reinvestment of dividends or (2) distribute rights or warrants to all holders of IBC Common Stock which, upon the occurrence of a specified event or events, entitle the holders thereof to subscribe for or purchase shares of IBC's Common Stock at a price per share less than the Market Price of the IBC Common Stock at the time of such occurrence; provided, however, in the case of rights or warrants described in clause (2), the Exchange Rate will be so adjusted at the time that any of such rights or warrants actually become exercisable at such lower price, and the calculation of the adjustment of the Exchange Rate will be made with respect to the Business Day next following the occurrence of the specified event or events instead of the record date for the determination of holders of IBC Common Stock entitled to receive such rights or warrants.

  In the case of the events referred to in clauses (i), (ii), (iii) and (iv) above, the Exchange Rate shall be adjusted by adjusting each of the Share Components of the Exchange Rate in effect immediately prior to such event so that a holder of any SAILS shall be entitled to receive, upon mandatory exchange of the principal amount of such SAILS at Maturity, the number of shares of IBC Common Stock (or, in the case of a reclassification referred to in clause (iv) above, the number of other shares of common stock of IBC issued pursuant thereto) which such holder of such SAILS would have owned or been entitled to receive immediately following such event had such SAILS been exchanged immediately prior to such event or any record date with respect thereto.

  In the case of any event referred to in clause (v) above, the Exchange Rate shall be adjusted by multiplying each of the Share Components of the Exchange Rate in effect on the record date for the issuance of the rights or warrants referred to in clause (v) above, by a fraction, of which the numerator shall be (A) the number of shares of IBC Common Stock outstanding on the record date for the issuance of such rights or warrants, plus (B) the number of additional shares of IBC Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be (x) the number of shares of IBC Common Stock outstanding on the record date for the issuance of such rights or warrants, plus (y) the number of additional shares of IBC Common Stock which the aggregate offering price of the total number of shares of IBC Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price of the IBC Common Stock on the Business Day next following the record date for the determination of holders of IBC Common Stock entitled to receive such rights or warrants, which number of additional shares shall be determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price. To the extent that such rights or warrants expire prior to the Maturity of the SAILS and shares of IBC Common Stock are not delivered pursuant to such rights or warrants prior to such expiration, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of IBC Common Stock actually delivered pursuant to such rights or warrants. Any shares of IBC Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of IBC Common Stock under this paragraph.

  "Market Price" means, as of any date of determination, the average Closing Price per share of IBC Common Stock for the 20 Trading Days immediately prior to the date of determination; provided, however, that if there are not 20 Trading Days for IBC Common Stock occurring later than the 60th calendar day immediately prior to, but not including, such date, the Market Price shall be determined as the market value per share of IBC Common Stock as of such date as determined by a nationally recognized investment banking firm retained for such purpose by Ralston.

  All adjustments to the Exchange Rate will be calculated to the nearest 1/10,000th of a share of IBC Common Stock (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

  If an adjustment is made to the Exchange Rate pursuant to clauses (i), (ii),
(iii), (iv) or (v) above, an adjustment shall also be made to the Maturity Market Price as such term is used to determine which of clauses (a), (b) or
(c) of the Exchange Rate definition will apply at Maturity and for purposes of calculating the fraction in sub-clause (b)(i) of the definition of Exchange Rate. The required adjustment to the Maturity Market Price shall be made at Maturity by multiplying the Maturity Market Price by the cumulative number or fraction determined pursuant to the Share Component adjustment procedure described above. In the case of the reclassification of any shares of IBC Common Stock into any common stock of IBC other than IBC Common Stock, such common stock shall be deemed to be shares of IBC Common Stock solely to determine the Maturity Market Price and to apply the Exchange Rate at Maturity. Each such adjustment to the Exchange Rate and the Maturity Market Price shall be made successively.

  In the event of (i) any dividend or distribution by IBC to all holders of IBC Common Stock of evidences of its indebtedness or other assets (other than
1) dividends or distributions referred to in clause (i) of the first paragraph under this caption "Dilution Adjustments; Other Adjustment Events," 2) any common shares issued pursuant to a reclassification referred to in clause (iv) of such paragraph and 3) Ordinary Cash Dividends (as defined below)) or any issuance by IBC to all holders of IBC Common Stock of rights or warrants (other than rights or warrants for which adjustment is required, as referred to in clause (v) of the first paragraph under this caption "Dilution Adjustments; Other Adjustment Events" or for which an adjustment is then or may be later required as set forth in the last sentence of such first paragraph), (ii) any consolidation or merger of IBC with or into another entity (other than a merger or consolidation in which IBC is the continuing corporation and in which the shares of IBC Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of IBC or another corporation), (iii) any sale, transfer, lease or conveyance to another corporation of the property of IBC as an entirety or substantially as an entirety, (iv) any statutory exchange of securities of IBC with another corporation (other than in connection with a merger or acquisition) or (v) any liquidation, dissolution or winding up of IBC (any such event, an "Adjustment Event"), each Holder of a SAILS will receive at Maturity, in lieu of or (in the case of an Adjustment Event described in clause (i) above) in addition to, shares of IBC Common Stock as described above (calculated using the formula set forth in "General" and the Maturity Market Price set forth in the last sentence of this paragraph), cash in an amount equal to (A) if the Maturity Market Price is greater than or
equal to the Threshold Appreciation Price, .    multiplied by the Transaction
Value (as defined below), (B) if the Maturity Market Price is less than the Threshold Appreciation Price but is greater than the Initial Price, the product of (x) the Initial Price divided by the Maturity Market Price multiplied by (y) the Transaction Value and (C) if the Maturity Market Price is less than or equal to the Initial Price, the Transaction Value. Following an Adjustment Event, the Maturity Market Price, as such term is used in this paragraph and throughout the definition of Exchange Rate, shall be deemed to equal (A) the Maturity Market Price of the shares of IBC Common Stock, as adjusted pursuant to the method set forth in the preceding paragraph, plus (B) the Transaction Value.

  Notwithstanding the foregoing, with respect to any securities received in an Adjustment Event (A) that are (i) listed on a United States national securities exchange, (ii) that are reported on a United States national securities system subject to last sale reporting, (iii) that are traded in the over-the-counter market and reported on the National Quotation Bureau or similar organization or (iv) for which bid and ask prices are available from at least three nationally recognized investment banking firms and (B) that are either (x) perpetual equity securities or (y) non-perpetual equity or debt securities with a stated maturity after the Stated Maturity of the SAILS ("Reported Securities"), Ralston may, at its option, in lieu of delivering the amount of cash deliverable in respect of Reported Securities received in an Adjustment Event, as determined in accordance with the previous paragraph, deliver a number of such Reported Securities with a value equal to such cash amount, as determined in accordance with clause (ii) of the definition of Transaction Value, as applicable; provided, however, that (i) if such option is exercised, Ralston shall deliver Reported Securities in respect of all, but not less than all, cash amounts that would otherwise be deliverable in respect of Reported Securities received in an Adjustment Event, (ii) Ralston may not exercise such option if Ralston has elected to deliver cash in lieu of shares of IBC Common Stock, if any, deliverable upon Maturity or if such Reported Securities have not yet been delivered to the holders entitled thereto following such Adjustment Event or any record date with respect thereto, and
(iii) subject to Ralston's obligation to deliver cash with respect to any Reported Security that had not yet been delivered to holders entitled thereto, Ralston must exercise such option if Ralston does not elect to deliver cash in lieu of shares of IBC Common Stock, if any, deliverable upon Maturity. If Ralston elects to deliver Reported Securities, each holder of a SAILS will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such Reported Securities. If, following any Adjustment Event, any Reported Security ceases to qualify as a Reported Security, then
(x) Ralston may no longer elect to deliver such Reported Security in lieu of an equivalent amount of cash and (y) notwithstanding clause (ii) of the definition of Transaction Value, the Transaction Value of such Reported Security shall mean the fair market value of such Reported Security on the date such security ceases to qualify as a Reported Security, as determined by a nationally recognized investment banking firm retained for this purpose by Ralston.

  The amount of cash and/or the kind and amount of securities into which the SAILS shall be exchangeable after an Adjustment Event shall be subject to adjustment following such Adjustment Event in the same manner and upon the occurrence of the same type of events as described under this caption "Dilution Adjustments; Other Adjustment Events" with respect to IBC Common Stock and IBC.

  For purposes of the foregoing, the term "Ordinary Cash Dividend" means, with respect to any consecutive 365-day period, any dividend with respect to IBC Common Stock paid in cash to the extent that the amount of such dividend, together with the aggregate amount of all other dividends on IBC Common Stock paid in cash during such 365-day period, does not exceed on a per share basis 10% of the average of the Closing Prices per share of IBC Common Stock over such 365-day period.

  The term "Transaction Value" means (i) for any cash received in any Adjustment Event, the amount of cash received per share of IBC Common Stock,
(ii) for any Reported Securities received in any Adjustment Event, an amount equal to (x) the average Closing Price per security of such Reported Securities for the 20 Trading Days immediately prior to Maturity multiplied by
(y) the number of such Reported Securities (as adjusted pursuant to the second preceding paragraph) received for each share of IBC Common Stock and (iii) for any property received in any Adjustment Event other than cash or such Reported Securities, an amount equal to the fair market value of the property received per share of IBC Common Stock on the date such property is received, as determined by a nationally recognized investment banking firm retained for this purpose by Ralston; provided, however, that in the case of clause (ii),
(x) with respect to securities that are Reported Securities by virtue of only clause (A)(iv) of the definition of Reported Securities in the third preceding paragraph, Transaction Value with respect to any such Reported Security means the average of the mid-point of the last bid and ask prices for such Reported Security as of Maturity from each of at least three nationally recognized investment banking firms retained for such purpose by Ralston multiplied by the number of such Reported Securities (as adjusted pursuant to the method set forth in the second preceding paragraph) received for each share of IBC Common Stock and (y) with respect to all other Reported Securities, if there are not 20 Trading Days for any particular Reported Security occurring later than the 60th calendar day immediately prior to, but not including, the date of Maturity, Transaction Value with respect to such Reported Security means the market value per security of such Reported Security as of Maturity as determined by a nationally recognized investment banking firm retained for such purpose by Ralston multiplied by the number of such Reported Securities (as adjusted pursuant to the method set forth in the second preceding paragraph) received for each share of IBC Common Stock. For purposes of calculating the Transaction Value, any cash, Reported Securities or other property receivable in any Adjustment Event shall be deemed to have been received immediately prior to the close of business on the record date for such Adjustment Event or, if there is no record date for such Adjustment Event, immediately prior to the close of business on the effective date of such Adjustment Event.

  No adjustments will be made for certain other events, such as employee stock option grants or offerings of IBC Common Stock by IBC for cash or in connection with acquisitions.

  Ralston is required, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Rate or the occurrence of an Adjustment Event (or, in either case, if Ralston is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Trustee and to each holder of SAILS of the occurrence of such event, including a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Rate or change in the consideration to be received by holders of SAILS following the Adjustment Event was determined and setting forth the revised Exchange Rate or consideration, as the case may be; provided, however that, in respect of any adjustment to the Maturity Market Price, such notice will only disclose the factor by which the Maturity Market Price is to be multiplied in order to determine which clause of the Exchange Rate definition will apply at Maturity.

FRACTIONAL SHARES

  No fractional shares of IBC Common Stock or Reported Securities will be issued if Ralston exchanges the SAILS for shares of IBC Common Stock or Reported Securities. If more than one SAILS is surrendered for exchange at one time by the same holder, the number of full shares of IBC Common Stock or Reported Securities which shall be delivered upon exchange, in whole or in part, as the case may be, shall be computed on the basis of the aggregate number of SAILS so surrendered at Maturity. In lieu of any fractional share or other security otherwise issuable in respect of all SAILS of any holder which are exchanged at Maturity, such holder shall be entitled to receive an amount in cash equal to the value of such fractional share or security at the Maturity Market Price.

DELIVERY OF SECURITIES UPON MATURITY

  All shares of IBC Common Stock and Reported Securities deliverable to holders of the SAILS upon Maturity will be delivered to such holders, whenever practicable, in such manner (such as by book-entry transfer) so as to assure same-day transfer of such securities to such holders and otherwise in the manner customary at such time for delivery of such securities and securities of the same type. Notwithstanding the foregoing, it may not be possible under market practices prevailing at the Maturity of the SAILS to transfer IBC Common Stock and/or Reported Securities so as to assure same-day transfer of such securities to holders of the SAILS. Accordingly, such holders of the SAILS may receive all or a portion of the IBC Common Stock and/or Reported Securities into which such SAILS are exchangeable after the date of Maturity.

REDEMPTION

  The SAILS are not subject to redemption prior to Maturity and do not contain sinking fund or other mandatory redemption provisions. The SAILS are not subject to payment at the option of the holder prior to Maturity.

BOOK-ENTRY SYSTEM

  It is expected that the SAILS will be issued in the form of one or more global securities (the "Global Securities") deposited with The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary.

  The Depositary has advised Ralston and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities of persons who have accounts with the Depositary ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of certificates. Such Participants include securities brokers and dealers, banks, trust companies and other clearing corporations. Indirect access to the Depositary's book-entry system also is available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

  Upon the issuance of a Global Security, the Depositary or its nominee will credit the respective SAILS represented by such Global Security to the accounts of Participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Global Securities will be limited to Participants or persons that may hold interests through Participants. See "Description of the Debt Securities--Global Securities" in the Prospectus of Ralston accompanying this Prospectus Supplement.

SAME-DAY FUNDS SETTLEMENT SYSTEM AND PAYMENT

  Settlement for the SAILS will be made by the Underwriters in immediately available funds. All payments of principal and interest on the Global Securities will be made by Ralston in immediately available funds.

  The SAILS will trade in the Depositary's Same-Day Funds Settlement System until Maturity, and secondary market trading activity in the SAILS will therefore be required by the Depositary to settle in immediately available funds.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is based upon the advice of Bryan Cave LLP, special tax counsel to Ralston, as to certain of the material U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation or partnership created or organized under the laws of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust which is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code") (any of the foregoing, a "U.S. Person") who is the beneficial owner of a SAILS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the SAILS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this Prospectus Supplement (or, in the case of certain Treasury regulations in proposed form, as of such date), all of which are subject to change at any time (possibly with retroactive effect). Because such laws, regulations, rulings and decisions are technical and complex, the discussion below necessarily represents only a general summary.

  This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the SAILS, who purchase the SAILS at the offering price set forth on the cover page of this Prospectus Supplement and who will hold the SAILS and, if applicable, the IBC Common Stock and Reported Securities as capital assets. This summary does not address all aspects of federal income taxation that may be relevant to a particular U.S. Holder in light of the holder's individual investment circumstances or to certain types of U.S. Holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the SAILS as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

  No statutory, judicial or administrative authority directly addresses the characterization of the SAILS or instruments similar to the SAILS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SAILS are not certain. No ruling is being requested from the IRS with respect to the SAILS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-

EXEMPT INVESTOR) IN THE SAILS SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SAILS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

  Pursuant to the terms of the Indenture, Ralston and every holder of a SAILS will be obligated (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a SAILS for all tax purposes as a forward purchase contract to purchase IBC Common Stock and Reported Securities at Maturity (including as a result of acceleration or otherwise). Under the terms of the forward contract: (a) at the time of issuance of the SAILS the holder deposits irrevocably with Ralston a fixed amount of cash equal to the Initial Price of the SAILS to assure the fulfillment of the holder's purchase obligation described in clause (c) below, (b) until Maturity Ralston will be obligated to pay interest on the deposit at a rate equal to the stated rate of interest on the SAILS as compensation to the holder for Ralston's use of the cash deposit during the term of the SAILS, and (c) at Maturity the cash deposit unconditionally and irrevocably will be applied by Ralston in full satisfaction of the holder's obligation under the forward purchase contract, and Ralston will deliver to the holder the number of shares of IBC Common Stock and Reported Securities that the holder is entitled to receive at the time pursuant to the terms of the SAILS (subject to Ralston's right to deliver cash in lieu of shares of IBC Common Stock and Reported Securities). Consistent with the above characterization, (i) amounts paid to Ralston in respect of the original issue of a SAILS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such SAILS, and (ii) amounts denominated as interest that are payable with respect to the SAILS will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with the holder's method of accounting. (Prospective investors should note that cash proceeds of this offering will not be segregated by Ralston during the term of the SAILS, but instead will be commingled with Ralston's other assets and applied in a manner consistent with the "Use of Proceeds" discussion above.)

  Under the above characterization of the SAILS, a U.S. Holder's tax basis in a SAILS generally will equal the holder's cost for that SAILS. Upon the sale or other taxable disposition of a SAILS, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the SAILS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the SAILS for more than one year at the time of disposition.

  Under the above characterization of the SAILS, if Ralston delivers IBC Common Stock and Reported Securities at Maturity, a U.S. Holder will recognize no gain or loss on the purchase of IBC Common Stock and Reported Securities against application of the monies received by Ralston in respect of the SAILS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder's tax basis in the SAILS (less the portion of the tax basis of the SAILS allocable to any fractional share, as described in the next sentence). A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the SAILS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If at Maturity Ralston pays the SAILS in cash, a U.S. Holder will recognize gain or loss equal to any difference between the amount of cash received from Ralston and the U.S. Holder's tax basis in the SAILS at that time.

  Due to the absence of authority as to the proper characterization of the SAILS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning a SAILS under Treasury regulations promulgated in June 1996 governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations apply to debt instruments issued on or after August 13, 1996. The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield", be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument, the owner of that instrument recognizes ordinary interest income in excess of the cash the owner receives. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument is treated as ordinary income. Any loss realized on such sale, exchange or redemption is treated as an ordinary loss to the extent the U.S. Holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally is treated as a capital loss.

  The Contingent Payment Regulations should not apply to the SAILS, because those Regulations apply only to debt instruments that provide for contingent payments. The SAILS are payable by the delivery of shares of IBC Common Stock and Reported Securities (unless Ralston exercises its option to deliver cash at Maturity) and provide economic returns that are indexed to the performance of IBC Common Stock and Reported Securities. The SAILS therefore offer no assurance that a U.S. Holder's investment will be returned to the holder at Maturity. Accordingly, the SAILS should be characterized for tax purposes, not as debt instruments, but as forward purchase contracts in respect of which holders have deposited a fixed amount of cash with Ralston, on which interest is payable at a fixed rate. If, however, the IRS argued successfully that the Contingent Payment Regulations applied to the SAILS, then, among other matters, (i) gain realized by a U.S. Holder on the sale or other taxable disposition of a SAILS (including as a result of payments made at Maturity) generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the SAILS had been held for more than one year at the time of such disposition), and (ii) a U.S. Holder would recognize ordinary income, or ordinary or capital loss (as the case may be, under the rules summarized above) on the receipt of shares of IBC Common Stock and Reported Securities, rather than capital gain or loss upon the ultimate sale of such stock.

  Even if the Contingent Payment Regulations do not apply to the SAILS, it is possible that the IRS could seek to characterize the SAILS in a manner that results in tax consequences to initial U.S. Holders of the SAILS different from those reflected in the Indenture and described above.

NON-UNITED STATES PERSONS

  In the case of a holder of the SAILS that is not a U.S. Person, payments made with respect to the SAILS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the SAILS by a holder that is not a U.S. Person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition of the SAILS or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  A holder of the SAILS may be subject to information reporting and to backup withholding at a rate of 31% of certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules of the IRS. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting
Agreement dated    , 1997 (the "Underwriting Agreement") the underwriters
named below (the "Underwriters") for whom Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc. and Salomon Brothers Inc are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from Ralston the following respective numbers of SAILS:

    UNDERWRITER                                                 NUMBER OF SAILS
    -----------                                                 ---------------
      Credit Suisse First Boston Corporation...................
      Bear, Stearns & Co. Inc..................................
      J.P. Morgan Securities Inc...............................
      Lehman Brothers Inc. ....................................
      Salomon Brothers Inc.....................................
                                                                     ----
        Total..................................................
                                                                     ====

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the SAILS offered hereby (other than those shares covered by the over-allotment option described below), if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  Ralston has granted to the Underwriters an option, expiring on the close of business on the 30th day after the date of this Prospectus Supplement, to
purchase up to     additional SAILS at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus Supplement. Such option may be exercised only to cover over-allotments in the sale of the SAILS. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional SAILS as it was obligated to purchase pursuant to the Underwriting Agreement.

  Ralston has been advised by the Representatives that the Underwriters propose to offer the SAILS offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and through the Representatives to certain dealers at such price
less a concession of $    per share, and the Underwriters and such dealers may
allow a discount of $    per share on sales to certain other dealers. After
the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  Ralston, IBC and IBC's officers and directors, including Mr. Stiritz and Mr. Elsesser, have agreed that they will not issue, sell, offer, agree to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to any additional SAILS or shares of IBC Common Stock, any options, warrants or other rights to purchase any shares of IBC Common Stock, or securities convertible into, exercisable or exchangeable for any shares of IBC Common Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days from the date of this Prospectus Supplement, except (i) sales of IBC Common Stock by Ralston to IBC or (ii) options granted and IBC Common Stock issued pursuant to employee benefit plans and stock option plans existing on the date of this Prospectus Supplement.

  Ralston and IBC have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of SAILS in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when SAILS originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of SAILS to be higher than it would otherwise be in the absence of such transactions.

  The SAILS will be a new issue of securities with no established trading market. The NYSE has approved the SAILS for listing, subject to official notice of issuance, and the Underwriters intend to make a market in the SAILS, subject to applicable laws and regulations. However, the Underwriters are not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the Underwriters without notice. Accordingly, no assurance can be given as to the liquidity of such market.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the SAILS in Canada is being made only on a private placement basis exempt from the requirement that Ralston prepare and file a prospectus with the securities regulatory authorities in each province where trades of SAILS are effected. Accordingly, any resale of the SAILS in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the SAILS.


REPRESENTATIONS OF PURCHASERS

  Each purchaser of SAILS in Canada who receives a purchase confirmation will be deemed to represent to Ralston and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such SAILS without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of SAILS to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any SAILS acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Ralston. Only one such report must be filed in respect of SAILS acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of SAILS should consult their own legal and tax advisers with respect to the tax consequences of an investment in the SAILS in their particular circumstances and with respect to the eligibility of the SAILS for investment by the purchaser under relevant Canadian legislation.

                                LEGAL OPINIONS

  The validity of the SAILS will be passed upon for Ralston by James M. Neville, Vice President, General Counsel and Assistant Secretary of Ralston. Certain tax matters with respect to the SAILS will be passed upon for Ralston by Bryan Cave LLP, St. Louis, Missouri. Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Simpson Thacher & Bartlett will rely on the opinion of James M. Neville as to certain matters of Missouri law.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION. A REGISTRATION + +STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND + +EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY + +BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. + +THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF + +AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE +
+IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO          +
+REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   PRELIMINARY PROSPECTUS DATED MAY 29, 1997

                                  $400,000,000

                             Ralston Purina Company

            Debt Securities and Warrants to Purchase Debt Securities

                                  -----------

Ralston Purina Company (the "Company") may offer from time to time in one or more series, either jointly or separately, for proceeds of up to $400,000,000
 (or the equivalent in one or more foreign currencies or composite currencies, including European Currency Units ("ECU")), of debt securities, including debt securities exchangeable at maturity for securities of the Company or another issuer (the "Debt Securities") or warrants to purchase Debt
   Securities (the "Warrants"). The Debt Securities and Warrants may be offered directly, or through agents designated from time to time, or through broker-dealers or underwriters also to be designated. The Debt
    Securities and Warrants (collectively, the "Offered Securities") may be offered separately or as units with other securities, in separate series, in amounts, at prices, and on terms, to be determined at the time of sale and to be set forth in a supplement to this Prospectus
      (a "Prospectus Supplement").

The designation, the specific aggregate principal amount, denominations, offering price, maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, the coin or currency in which principal, premium, if any, and interest, if any, will be payable, conversion, exchange, redemption and sinking fund provisions, if any, of the Debt Securities, the duration, offering price, if any, exercise price and detachability of any
  Warrants, the name of each agent, broker-dealer, underwriter or other purchaser, if any, in connection with the sale of the Offered Securities and any listing on a securities exchange are set forth in the accompanying
   Prospectus Supplement.

If an agent of the Company or a broker-dealer, underwriter or other purchaser is involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the agent's commission or broker-dealer's or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. The net proceeds to the Company will be the purchase price less applicable commission in the case of a sale through an agent, the purchase price in the case of a broker-dealer or other purchaser or the public offering price less discount in the case of an underwriter less, in each case, other issuance expenses. See "Plan of Distribution" for possible indemnification arrangements for agents, broker-dealers, underwriters and other purchasers.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

                   The date of the Prospectus is       , 1997

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other informational documents with the Securities and Exchange Commission (the "Commission"). Such documents can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the
Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding the Company. Such documents can also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, N.Y. 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104.

  This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, heretofore filed with the Commission by the Company under the Exchange Act, are incorporated herein by reference:

  (i) Annual Report on Form 10-K for the fiscal year ended September 30,
      1996;

  (ii) Quarterly Report on Form 10-Q for the fiscal quarters ended December 31, 1996 and March 31, 1997; and

  (iii) Current Report on Form 8-K dated May 23, 1997.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Such a request may be directed in writing to the Investor Relations Department, Ralston Purina Company, Checkerboard Square, St. Louis, Missouri 63164 or by telephone to (314) 982-2374.

                             RALSTON PURINA COMPANY

  The Company, incorporated in Missouri in 1894, is the world's largest producer of dry dog and dry and soft-moist cat foods. The Company's pet foods are sold under the PURINA name, including DOG CHOW, CAT CHOW and numerous other dog and cat food brands. The Company is also a significant manufacturer of primary batteries, rechargeable batteries and battery-powered lighting products, principally under the trademarks EVEREADY and ENERGIZER. The Company is also a major producer of other pet products, including cat box filler (under the GOLDEN CAT and TIDY CAT names), dietary soy protein, fiber food ingredients and polymer products, and, outside the United States, feeds for livestock and poultry. The Company maintains its principal executive offices at Checkerboard Square, St. Louis, Missouri 63164, Tel. (314) 982-1000.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Offered Securities and Warrants will be added to the general funds of the Company and may be used for general corporate purposes, including possible repayment of debt, future acquisitions, capital expenditures, repurchase of the Company's stock, and such other purposes as may be specified in the Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated (dollars in millions):

                                           QUARTER
                                            ENDED     YEAR ENDED SEPTEMBER 30
                                           MARCH 31 ---------------------------
                                             1997   1996 1995 1994(A) 1993 1992
                                           -------- ---- ---- ------- ---- ----
Ratio of Earnings to Fixed Charges (b)....   3.8    3.3  2.9    2.4   2.8  2.7
                                             ===    ===  ===    ===   ===  ===

--------
(a) Excluding provisions for restructuring of the Company's battery and bakery operations in the year ended September 30, 1994. Earnings before income taxes, extraordinary item and fixed charges were $766.1 million and the ratio of earnings to fixed charges was 2.7.
(b) For the purpose of this ratio, "Earnings" consists of earnings before income taxes, equity earnings, extraordinary items (1992, 1993, 1994, 1995 and 1996), cumulative effect of accounting changes (1993) and "fixed charges." "Fixed charges" consist of preferred stock dividends, interest and amortization of debt discount and expense on all indebtedness, and a portion of net rental expense representative of the interest factor.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

  The Debt Securities will be issued in one or more series under an Indenture, dated as of May 26, 1995, between the Company and The First National Bank of Chicago as Trustee. (Such Indenture, as it may be supplemented or amended from time to time is hereinafter referred to as the "Indenture"). A copy of the Indenture has been included as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definition therein of certain terms. Whenever particular Sections, Articles or defined terms of the Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference.

GENERAL

  The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indenture does not limit the amount of other indebtedness or securities which may be issued by the Company. All Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company, unless they are specifically designated as subordinated.

  Reference is made to the Prospectus Supplement for the following terms to the extent they are applicable to the Debt Securities offered thereby: (i) designation, aggregate principal amount and denomination; (ii) the purchase price of such offered Debt Securities (expressed as a percentage of the principal amount thereof); (iii) date or dates of maturity; (iv) currency or currencies for which Debt Securities may be purchased and currency or currencies in which principal of and any interest may be payable; (v) if the currency for which Debt Securities may be purchased or in which principal of and any interest may be payable is at the purchaser's election, the manner in which such an election may be made; (vi) interest rate or rates (and the method by which such rate or rates will be determined) and date or dates on which interest will begin to accrue; (vii) the times at which interest will be payable and regular record dates for interest payment dates; (viii) the period or periods, if any, within which, and the price or prices at which, such Offered Securities may be redeemed at the option of the Company or otherwise;
(ix) any mandatory or optional sinking fund or analogous provisions; (x) the terms and conditions, if any, upon which the Debt Securities may be convertible into or exchanged for common stock, preferred stock, other Debt Securities, or warrants for Debt Securities, preferred stock, common stock or indebtedness or other securities of any kind of the Company or any other issuer or obligor and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period, and any other additional provisions, (xi) federal income tax consequences; (xii) whether such offered Debt Securities are to be issued in whole or in part in the form of one or more global Debt Securities ("Global Securities") and, if so, the identity of the depositary, if any, for such Global Security or Securities; (xiii) whether the provisions of the Indenture relating to the defeasance of Debt Securities shall apply to the Offered Securities; and (xiv) any other specific terms of the Securities.

REGISTRATION, PAYMENT AND DENOMINATIONS

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form without coupons. Principal and interest will be payable, and the Debt Securities will be transferable, at the office or offices or agency or agencies maintained by the Company for such purposes, provided that payment of interest on any Debt Securities may be made at the option of the Company by check mailed to the registered holders. Interest will be payable on any interest payment date to the persons in whose name the Debt Securities are registered at the close of business on the record date with respect to such interest payment date. Unless otherwise specified in the Prospectus Supplement and except as provided in the Indenture, if the interest payment date is the first day of a calendar month, the record date will be the fifteenth day of the next preceding calendar month or, if such interest payment date is the fifteenth day of a calendar month, the record date will be the first day of such calendar month, whether or not such record date is a Business Day.

  The Debt Securities offered hereby will be issued in denominations of $1,000 or any whole multiple of $1,000 or the equivalent thereof in a foreign denominated or composite currency or in ECUs, unless otherwise specified in the Prospectus Supplement (Section 2.7). No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.8).

  Debt Securities may also be issued under the Indenture upon the exercise of Warrants issued by the Company. See "Description of Warrants".

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Each Global Security shall be registered in the name of the Depositary for such Global Security or its nominee (Section 2.14). Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary (Section 2.14).

  The specific terms of the depositary arrangement with respect to any Global Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Upon the issuance of a Global Security, the Depositary or its nominee will credit the accounts of persons holding Debt Securities through it with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters with respect to Debt Securities placed by underwriters for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on and the transfer of that ownership interest will be effected only through, records maintained by the Depositary, its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interest in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for the purposes of receiving payment on the Debt Security receiving notices and for all other purposes under the Indenture governing such Debt Securities. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names and will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

  Any payment of principal, premium or interest on Debt Securities registered in the name of a Depositary or its nominee represented by any such Global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee, any agent of the Company or the Trustee or any underwriter will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Debt Securities or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

  The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name", and will be the sole responsibility of such participants.

  A Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, except as otherwise provided in the Indenture. A Global Security representing Debt Securities is exchangeable only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company fails to appoint a successor Depositary within 90 days or (y) the Company in its sole discretion determines that such Global Security shall be exchangeable or (z) there shall have occurred and be continuing an Event of Default or an event which with the giving of notice or lapse of time or both would constitute an Event of Default with respect to the Debt Securities represented by such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for certificates in definitive form representing Debt Securities issuable in such denominations and in such names as the Depositary holding such Global Security shall direct. Subject to the foregoing, the Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee.

CERTAIN COVENANTS

  Limitations on Liens. The Company covenants that it will not have, nor will it permit any Domestic Subsidiary (defined as a Subsidiary the majority of the operating assets of which are located within, and the principal business of which is carried on in, the United States of America, other than a subsidiary engaged primarily in the business of purchasing accounts receivable, making loans and advances against accounts receivable and chattels and related types of financing or engaged primarily in the business of owning, developing or leasing real property (Section 1.1)) to have, any lien on its properties or assets or upon any income or profits therefrom without equally and ratably securing the Debt Securities. This restriction does not apply to certain permitted liens, including (a) liens on property existing at the time of acquisition thereof and certain purchase money mortgages; (b) liens on property of any corporation existing at the time such corporation becomes a Domestic Subsidiary; (c) liens existing as of the date of the Indenture; (d) liens which secure debt owing to the Company or a Domestic Subsidiary by a Domestic Subsidiary; (e) liens arising from assignments of moneys due under contracts within the United States; (f) liens on property created in contemplation of the sale or disposition of such property provided that after 120 days from the creation of such lien such property shall not be owned by the Company or any Domestic Subsidiary and any indebtedness secured by such mortgage shall be without recourse to the Company or any Domestic Subsidiary;
(g) liens arising from judgments being appealed and from certain pledges and deposits; and (h) any extension, renewal or replacement of any lien referred to in the foregoing clauses (a) through (g), inclusive (Section 3.6).

  Limitations on Sale and Lease-back Transactions. The Company covenants that it will not enter, nor will it permit any Domestic Subsidiary to enter, into any sale and lease-back transactions involving any Principal Property (as defined), other than a sale by a Domestic Subsidiary to the Company and other than transactions for temporary periods not exceeding five years by the end of which period it is intended that the use of the leased property by the lessee will be discontinued, unless the Company, within 120 days after the transfer of title to such Principal Property, applies to the redemption of Debt Securities at the then applicable optional redemption price or the redemption of other pari passu indebtedness maturing more than 12 months after its creation an amount equal to the net proceeds received by the Company or such Domestic Subsidiary upon such sale (Section 3.7). Under the Indenture, a Principal Property is defined as a battery, protein or pet food manufacturing plant owned by the Company or a Subsidiary as of May 26, 1995, (and any future additions or improvements thereto) and located within the United States of America (Section 1.1).

  Exempted Transactions. Notwithstanding the foregoing provisions, the Company or any Domestic Subsidiary may create liens on its property or assets without equally and ratably securing the Debt Securities or enter into sale and lease-back transactions involving a Principal Property without redeeming Debt Securities or other indebtedness if, after giving effect thereto, the aggregate amount of indebtedness of the Company and its Domestic Subsidiaries secured by liens otherwise prohibited plus the aggregate amount of Attributable Debt (defined as the present value, computed by discounting at the rate of interest per annum borne by the offered Debt Securities, of the obligation of a lessee for net rental payments during the remaining term of any lease) in respect of such sale and lease-back transactions does not exceed 5% of the Consolidated Net Tangible Assets (defined as total assets less (a) all liabilities except (i) notes payable; (ii) current maturities of long-term debt; (iii) current maturities of obligations under capital leases; (iv) long-term debt and long-term obligations under capital leases; and (b) goodwill and intangible assets) of the Company and its Domestic Subsidiaries (Sections 3.6 and 3.7).

EVENTS OF DEFAULT

  An Event of Default with respect to any series of Debt Securities is defined in the Indenture as being: (a) default for 30 days in payment of any installment of interest on the Debt Securities of such series; (b) default in the payment of any principal on the Debt Securities of such series; (c) default by the Company in payment of any sinking fund installment with respect to such series of Debt Securities; (d) default by the Company in performance of any of the covenants or warranties in the Indenture contained therein for the benefit of the Debt Securities of such series which shall not have been remedied for a period of 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding; and (e) certain events of bankruptcy, insolvency or reorganization of the Company (Section 5.1). No Event of Default described in clause (a), (b), (c) or (d) above with respect to a particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

  The Indenture provides that if an Event of Default under clause (a), (b),
(c) or (d) above (but only if, in the case of clause (d), the Event of Default is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to one or more series of the Debt Securities, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Debt Securities of the series affected by such Event of Default (each such series treated as a separate class) may declare the principal of all the Debt Securities of such series, together with accrued interest, to be due and payable immediately. If an Event of Default under clause (d) (if the Event of Default under clause (d) is with respect to all of the series of Debt Securities then outstanding), or
(e) above shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in the aggregate principal amount of all the Debt Securities of such series then outstanding (each such series treated as one class), may declare the principal of all the Debt Securities in such series, together with accrued interest, to be due and payable immediately. Upon certain conditions such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be annulled by the Holders of a majority in principal amount of the Debt Securities of the series then outstanding (each such series treated as a separate class) or all Debt Securities treated as one class, as the case may be, as were entitled to declare such default. In addition, past defaults may be waived by the Holders of a majority in principal amount of the Debt Securities of the series then outstanding (each such series treated as a separate class) or all Debt Securities treated as one class, as the case may be, as were entitled to declare such default, except a default in the payment of the principal of or interest on the Debt Securities or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the approval of the Holder of each Debt Security so affected (Sections 5.1 and 5.10).

  The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of Debt Securities before proceeding to exercise any right or power under the Indenture at the request of the Holders of such Debt Securities (Section 6.2). The Indenture also provides that the Holders of a majority in principal amount of the outstanding Debt Securities of all series affected (each series treated as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series (Section 5.9).

  The Indenture contains a covenant that the Company will file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists (Section 3.5).

SATISFACTION AND DISCHARGE

  The Indenture shall be satisfied and discharged with respect to any series of Debt Securities when: (1) either (A) all Debt Securities of that series theretofore authenticated and delivered have been delivered to the Trustee canceled or for cancellation; or (B) all Debt Securities of that series not theretofore delivered to the Trustee canceled or for cancellation (i) have become due and payable, or (ii) will become due and payable at their maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee and the Company, in the case of (i), (ii) or (iii) above, has deposited or caused to be deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness of such Debt Securities for principal and interest to the date of such deposit (in the case of Debt Securities which have become due and payable), or to the maturity or redemption date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company with respect to the Debt Securities of such series; and (3) the Company has delivered to the Trustee an officer's certificate and an Opinion of Counsel each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge thereof with respect to the Debt Securities of such series have been complied with (Section 10.1).

DEFEASANCE

  Except as may otherwise be set forth in the Prospectus Supplement relating to a series of Debt Securities, the Indenture provides that the Company, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (ii) will not be subject to provisions of the Indenture concerning limitations upon liens and sale and lease-back transactions, and consolidation, merger and sale or lease of assets (and any other obligation of the Company or restrictive covenant applicable to such Debt Securities as specified in the applicable Prospectus Supplement), in each case if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations (as defined) (or another comparable instrument with respect to the currency of the Debt Securities as selected by the Company with the consent of the Trustee) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal and interest on the outstanding Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise such option, the Company is required, among other things to deliver to the Trustee (1) an opinion of counsel or a ruling published by the Internal Revenue Service to the effect that the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for United States income tax purposes and (2) if the Debt Securities of such series are then listed on any national securities exchange, an Opinion of Counsel or a letter or other document from such exchange, to the effect that such Securities would not be delisted from such exchange as a result of the exercise of such option (Section 13.2).

MODIFICATION, WAIVER AND MEETINGS

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 50% in principal amount of the Debt Securities of all series then outstanding affected by such supplemental indenture (treated as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Debt Securities of each such series, except that no such supplemental indenture may, without the consent of the Holders of all outstanding Debt Securities (i) change the final maturity of the principal of, or installment of interest, if any, on, any Debt Security, or reduce the principal amount thereof or the interest thereon or any amount payable upon redemption thereof, or change the maturity of or reduce the amount of any payment to be made with respect to any Coupon, or change the currency or currencies in which the principal of or interest on such Debt Security is denominated or payable, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or adversely affect the right of repayment or repurchase, if any, at the option of the Holder, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any Debt Security, or impair the right to institute suits for the enforcement of any payment on or after the maturity thereof (or, in the case of redemption, on or after the redemption date); or (ii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of the Holders of which is required for any supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture (Section 8.2).

  The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may on behalf of all Holders of the Debt Securities of such series (i) waive any past default under the Indenture with respect to such Debt Securities, except a default in the payment of principal or interest or a covenant or provision that cannot be modified or amended without the consent of the Holders of each outstanding Debt Security of such series, and (ii) waive compliance by the Company with certain provisions of the Indenture, including the provisions concerning limitations upon liens and sale and lease-back transactions, in each case with respect to the Debt Securities of such series (Sections 5.10 and 3.9).

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 7.6). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series or of all series, as the case may be (Section 7.6(c)). Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series (Sections 7.5 and 7.6).

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company covenants that it will not merge or consolidate or sell or convey all or substantially all of its assets unless the successor corporation is the Company or is a domestic corporation which assumes the Company's obligations on the Debt Securities and under the Indenture, and after giving effect to such transaction the Company or the successor corporation would not be in default under the Indenture (Section 9.1).

CONCERNING THE TRUSTEE

  The First National Bank of Chicago is the trustee under the Indenture with regard to the 7 7/8% Debentures due 2025 and the 7 3/4% Debentures due 2015 previously issued, and also an Indenture dated as of January 31, 1992, with the Company, with regard to the following securities previously issued: (i) 8 5/8% Debentures due 2022 and (ii) 8 1/8% Debentures due 2023. The Company maintains a deposit account and conducts other banking transactions with the Trustee in the ordinary course of business.

GOVERNING LAW

  The Indenture and each Debt Security shall be deemed to be contracts under the law of the State of New York and for all purposes shall be construed in accordance with the law of such state.

                            DESCRIPTION OF WARRANTS

  The Company may issue Warrants for the purchase of Debt Securities. Warrants may be issued independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. The Warrants are to be issued under Warrant Agreements to be entered into between the Company and a bank or trust company, as Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. A copy of the form of Warrant Agreement, including the form of Warrant Certificate representing the Warrants, will be filed as an exhibit to a current report on Form 8-K of the Company with respect to each offering of the Debt Securities and incorporated herein by reference. The following summaries of certain provisions of the form of Warrant Agreement and Warrant Certificate do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant Certificate.

GENERAL

  If Warrants are offered, the Prospectus Supplement will describe the Warrant Agreement and the terms of the Warrants, including the following: (i) the offering price; (ii) the currency for which Warrants may be purchased; (iii) the designation, aggregate principal amount, currency and terms of the Debt Securities purchasable upon exercise of the Warrants; (iv) if applicable, the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security; (v) if applicable, the date on and after which the Warrants and the related Debt Securities will be separately transferable; (vi) the principal amount of Debt Securities purchasable upon exercise of one Warrant and the price and currency at which such principal amount of Debt Securities may be purchased upon such exercise; (vii) the date on which the right to exercise the Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) federal income tax consequences; (ix) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form; and (x) any other terms of the Warrants.

  Warrant Certificates may be exchanged for new Warrant Certificates of different denomination, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the Indenture.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Warrants. Warrants may be exercised at any time up to 5:00 P.M. New York time on the Expiration Date set forth in the Prospectus Supplement relating to such Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

  Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant Certificate. Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of the Warrant Certificate evidencing such Warrants. Upon receipt of such payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                             PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities to or through underwriters, dealers, or agents, and also may sell the Offered Securities to one or more other purchasers or through a combination of any such methods of sale.

  The Prospectus Supplement with respect to the Offered Securities sets forth the terms of the offering (and, in certain circumstances, any reoffering), including the name or names of any underwriters, agents or other purchasers, the purchase price in respect of the Offered Securities, the proceeds to the Company, any initial public offering price, any discounts, commissions and other items constituting compensation from the Company and any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers.

  The distribution of the Offered Securities may be effected by one or more agents, broker-dealers, underwriters or other purchasers from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the Prospectus Supplement, the obligations of an agent, broker-dealer, underwriter or other purchaser to purchase Offered Securities will be subject to satisfaction of certain conditions, and such underwriters will be obligated to purchase all such Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or realized or paid to dealers may be changed from time to time. The Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the related Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement, the Company may authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase from the Company at the offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

  Agents and underwriters may from time to time purchase and sell the Offered Securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the Offered Securities or liquidity in the secondary market if one develops. From time to time, agents and underwriters may make a market in the Offered Securities.

  Underwriters, agents and other purchasers who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into by the Company to indemnification by the Company against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters, agents or other purchasers may be required to make in respect thereof. Such underwriters, agents and other purchasers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                LEGAL OPINIONS

  The legality of the Offered Securities offered hereby will be passed upon for the Company by James M. Neville, Vice President and General Counsel of Ralston Purina Company, Checkerboard Square, St. Louis, Missouri 63164. At April 30, 1997, Mr. Neville was the beneficial owner of 26,485 shares of Common Stock of the Company. Additionally, as of April 30, 1997, 437 shares of Common Stock, and 1485 shares of the Company's Series A ESOP Preferred Stock, convertible under certain conditions into Common Stock, of the Company were allocated to Mr. Neville's accounts under certain of the Company's benefit plans.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Ralston Purina Company Annual Report on Form 10-K for the year ended September 30, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLE-MENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RALSTON OR ANY UN-DERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER BY BUY ANY OF THE SECURITIES OF-FERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RALSTON SINCE SUCH DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                             PROSPECTUS SUPPLEMENT
The Offering.............................................................  S-3
Risk Factors Relating to Sails...........................................  S-4
Ralston Purina Company...................................................  S-7
Ratio of Earnings to Fixed Charges.......................................  S-7
Interstate Bakeries Corporation..........................................  S-8
Relationship between Ralston Purina Company and Interstate Bakeries
 Corporation.............................................................  S-9
Price Range of Interstate Bakeries Corporation Common Stock and
 Dividends............................................................... S-10
Use of Proceeds.......................................................... S-11
Capitalization........................................................... S-11
Selected Financial Information........................................... S-12
Description of the Sails................................................. S-13
Certain United States Federal Income Tax Considerations.................. S-20
Underwriting............................................................. S-23
Notice to Canadian Residents............................................. S-24
Legal Opinions........................................................... S-25

                                  PROSPECTUS
Available Information....................................................    2
Incorporation of Certain Documents by Reference..........................    2
Ralston Purina Company...................................................    3
Use of Proceeds..........................................................    3
Ratio of Earnings to Fixed Charges.......................................    3
Description of Debt Securities...........................................    4
Description of Warrants..................................................   10
Plan of Distribution.....................................................   11
Legal Opinions...........................................................   12
Experts..................................................................   12

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                [RALSTON LOGO]

                                 ,000,000 SAILS

              Stock Appreciation Income Linked Securities (SAILS)

                     % Exchangeable Notes Due       , 2000

                             PROSPECTUS SUPPLEMENT


                          CREDIT SUISSE FIRST BOSTON

                           BEAR, STEARNS & CO. INC.

                               J.P. MORGAN & CO.

                                LEHMAN BROTHERS

                             SALOMON BROTHERS INC

-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Commission's registration fee.

      Filing Fee--Securities and Exchange Commission....................... $ 0
      Legal Fees...........................................................   *
      Auditor's Fees.......................................................   *
      NYSE Listing Fees....................................................   *
      Printing and Engraving Fees..........................................   *
      Transfer Agent & Registrar...........................................   *
      Miscellaneous........................................................   *
                                                                            ----
          Total............................................................ $ *
                                                                            ====

  IBC will bear all of its legal and auditors' fees, transfer agent and registrar fees and travel expenses and will be responsible for half of the printing fees. In addition, IBC will reimburse Ralston for 50% of the filing fees previously paid by Ralston. Ralston will bear responsibility for all other fees in connection with the sale and distribution of the SAILS.
--------
*To be filed by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Under Section 351.355 of the Missouri General and Business Corporation Law ("GBCL") and the Company's Restated Articles of Incorporation, the Company must indemnify any person (other than a party plaintiff serving on his or her behalf or in the right of the Company) who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted by law, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any civil, criminal, administrative or investigative action, proceeding or claim (including an action by or in the right of the Company), by reason of the fact that such person is or was serving in such capacity, provided that such person's conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Company's directors and executive officers also have indemnification agreements with the Company pursuant to which the Company agrees to indemnify such persons to the full extent authorized or permitted by the GBCL. The agreements also provide for indemnification to the extent not covered by the GBCL or insurance policies purchased and maintained by the Company (e.g. if the GBCL is amended to change the scope of indemnification). Such indemnification would be co-extensive with the indemnification currently permitted by the GBCL as described above, but no indemnity would be paid (i) in respect to remuneration paid to such person if it shall be finally adjudged that such remuneration was in violation of law; (ii) on account of any suit for an accounting of profits made from the purchase or sale by such person of securities of the Company pursuant to the provision of Section 16(b) of the Exchange Act or similar provision of any state or local statutory law; (iii) on account of such person's conduct which is finally judicially adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (iv) if a final decision by a court having jurisdiction in the matter (all appeals having been denied or none having been taken) shall determine that such indemnification is not lawful.

  The Company has directors' and officers' insurance which protects each director or officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the Company's Restated Articles of Incorporation.

  The foregoing represents a summary of the general effect of Missouri law and the Company's Restated Articles of Incorporation for purposes of general description only. Additional information regarding indemnification of directors and officers can be found in the Missouri statutes, the Company's Restated Articles of Incorporation and its pertinent insurance contracts.

  The Underwriting Agreement General Terms and Provisions filed as Exhibit 1 hereto provides for indemnification of the Company's directors and officers against civil liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

  1    Form of Underwriting Agreement General Terms and Provisions.**
  4(a) Form of Indenture is incorporated by reference from the Company's Form
       S-3 Registration Statement, No. 33-59663 filed on May 26, 1995.
  4(b) Form of supplemental indenture, dated as of June   , 1997.**
  4(c) Form of Note.*
  4(d) Form of Debenture.*
  4(e) Form of Extendible Note.*
  4(f) Form of Warrant Agreement, including Form of Warrant.*
  5    Opinion of James M. Neville, Vice President and General Counsel.
  8    Opinion of Bryan Cave LLP as to certain tax matters.**
 12    Statement and Computation Showing the Ratio of Earnings to Fixed
       Charges.
 23(a) Consent of Price Waterhouse LLP
 23(b) Consent of James M. Neville, Vice President and General Counsel (in-
       cluded in Exhibit 5 above).
 23(c) Consent of Bryan Cave LLP (included in Exhibit 8 above).
 24    Powers of Attorney (included on signature page on II-5).
 25    Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of The First National Bank of Chicago.
 99    Stock Repurchase Agreement by and among Ralston Purina Company, VCS
       Holding Company and Interstate Bakeries Corporation dated April 29,
       1997.

--------
* The form of security with respect to each particular offering of securities registered hereunder, and the form of Warrant Agreement, if any, will be filed as an exhibit to a Current Report on Form 8-K of the Company and incorporated by reference herein.
**To be filed by amendment.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggreage, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ST. LOUIS, STATE OF MISSOURI, ON MAY 29, 1997.

                                          Ralston Purina Company

                                                /s/ William P. Stiritz
                                          By: _________________________________
                                                    WILLIAM P. STIRITZ,
                                              CHAIRMAN OF THE BOARD AND CHIEF
                                                     EXECUTIVE OFFICER

  Know all men by these presents, that each person whose signature appears below constitutes and appoints J. M. Neville and T. L. Grosch, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON MAY 29, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

              SIGNATURE                               TITLE

     /s/ William P. Stiritz                 Chairman of the Board,
-------------------------------------        Chief Executive
         WILLIAM P. STIRITZ                  Officer, and Director

      /s/ James R. Elsesser                 Vice President and Chief
-------------------------------------        Financial Officer
          JAMES R. ELSESSER

        /s/ Anita M. Wray                   Vice President and
-------------------------------------        Controller
            ANITA M. WRAY

       /s/ David R. Banks                   Director
-------------------------------------
           DAVID R. BANKS

        /s/ John H. Biggs                   Director
-------------------------------------
            JOHN H. BIGGS

              SIGNATURE                               TITLE

    /s/ Donald Danforth, Jr.                        Director
-------------------------------------
        DONALD DANFORTH, JR.

     /s/ William H. Danforth                        Director
-------------------------------------
         WILLIAM H. DANFORTH

      /s/ David C. Farrell                          Director
-------------------------------------
          DAVID C. FARRELL

      /s/ M. Darrell Ingram                         Director
-------------------------------------
          M. DARRELL INGRAM

      /s/ Richard A. Liddy                          Director
-------------------------------------
          RICHARD A. LIDDY

      /s/ John F. McDonnell                         Director
-------------------------------------
          JOHN F. MCDONNELL

                                                    Director
-------------------------------------
         W. PATRICK MCGINNIS

                                                    Director
-------------------------------------
         J. PATRICK MULCAHY

     /s/ Katherine D. Ortega                        Director
-------------------------------------
         KATHERINE D. ORTEGA

                                    FORM OF
                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                  EXHIBIT
 -------                                 -------
   1     Form of Underwriting Agreement General Terms and Provisions.**
   4(a)  Form of Indenture is incorporated by reference from the Company's Form
         S-3 Registration Statement, No. 33-59663, filed on May 26, 1995.
   4(b)  Form of supplemental indenture, dated as of June   , 1997.**
   4(c)  Form of Note.*
   4(d)  Form of Debenture.*
   4(e)  Form of Extendible Note.*
   4(f)  Form of Warrant Agreement, including Form of Warrant.*
   5     Opinion of James M. Neville, Vice President and General Counsel.
   8     Opinion of Bryan Cave LLP as to certain tax matters.**
  12     Statement and Computation Showing the Ratio of Earnings to Fixed
         Charges.
  23(a)  Consent of Price Waterhouse LLP.
  23(b)  Consent of James M. Neville, Vice President and General Counsel (in-
         cluded in Exhibit 5 above).
  23(c)  Consent of Bryan Cave LLP (included in Exhibit 8 above).
  24     Powers of Attorney (included on signature page on page II-5)
  25     Form T-1, Statement of Eligibility under the Trust Indenture Act of
         1939 of The First National Bank of Chicago.
  99     Stock Repurchase Agreement by and among Ralston Purina Company, VCS
         Holding Company and Interstate Bakeries Corporation dated April 29,
         1997.

--------
 * The form of security with respect to each particular offering of securities registered hereunder, and the form of Warrant Agreement, if any, will be filed as an exhibit to a Current Report on Form 8-K of the Company and incorporated herein by reference.
** To be filed by amendment.